As filed with the Securities and Exchange Commission on December 26, 2007.

SEC File No. 333-147930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSDEL PHARMACEUTICALS, INC.
(Name of small business issuer in its charter)

Delaware	2834	45-0567010
(State or jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification No.)
4225 Executive Square, Suite 460 La Jolla, CA 92037 (858) 457-5300
(Address and telephone number of principal executive offices) (Address of principal place of business or intended principal place of business)
Juliet Singh, Ph.D Chief Executive Officer Transdel Pharmaceuticals, Inc. 4225 Executive Square Suite 460 La Jolla, CA 92037 (858) 457-5300
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Harvey J. Kesner, Esq. Haynes and Boone, LLP 153 East 53rd Street Suite 4900 New York, New York 10022 Tel (212) 659-7300 Fax (212) 918-8989

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 26, 2007

PRELIMINARY PROSPECTUS

Transdel Pharmaceuticals, Inc.

4,447,469 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 4,447,469 shares of our common stock, which includes:

•	2,071,834 shares of common stock issued in a private placement;

•	517,958 shares of common stock issuable upon the exercise of warrants issued in a private placement;

•	33,750 shares of common stock issuable upon the exercise of warrants issued to various placement agents in connection with our private placements;

•	1,530,177 shares of common stock that were issued upon the conversion of certain promissory notes;

•	275,000 shares of common stock issued to certain consultants; and

•	18,750 shares of common stock issuable upon exercise of warrants issued to certain consultants.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive the exercise price of the warrants if the warrants are exercised for cash.

All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “TDLP.OB”. On December 24, 2007, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $2.85 per share.

INVESTING IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December __, 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “our,” or “us” refer to Transdel Pharmaceuticals, Inc.

Corporate History

We were incorporated in Delaware in January 2006 as Bywater Resources, Inc. in order to conduct mineral exploration activities. We changed our name to Transdel Pharmaceuticals, Inc. on September 10, 2007. On September 17, 2007, we acquired Trans-Pharma Corporation, a privately held Nevada corporation pursuant to an Agreement of Merger and Plan of Reorganization by and among Trans-Pharma Corporation, Trans-Pharma Acquisition Corp., our wholly owned acquisition subsidiary, and us. Upon the closing of the merger transaction, Trans-Pharma Acquisition merged with and into Trans-Pharma Corporation, and Trans-Pharma Corporation, as the surviving corporation, became our wholly owned subsidiary. After the merger, we succeeded to the business of Trans-Pharma Corporation as our sole line of business. On October 24, 2007, Trans-Pharma Corporation as our wholly owned subsidiary changed its name to Transdel Pharmaceuticals Holdings, Inc.

Overview

We are a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. Our lead topical drug, Ketotransdel™, utilizes our proprietary Transdel™ cream formulation to facilitate the passage of ketoprofen, a non-steroidal anti-inflammatory drug, or NSAID, through the skin barrier to reach targeted underlying tissue where that drug exerts its prolonged localized anti-inflammatory and analgesic effect. A Phase 1/2 clinical study supported the safety and efficacy of Ketotransdel™ for acute pain and muscle soreness.

We expect to file an Investigational New Drug, or IND, application containing our proposed Phase 3 clinical studies for Ketotransdel™ for the treatment of acute pain, during the first quarter of 2008. Based on the timing of the review of our IND application by the U.S. Food and Drug Administration, or the FDA, we anticipate starting Phase 3 clinical studies for the topical treatment of acute pain during the first six months of 2008. The expected filing date of the Phase 3 submission to the FDA will depend on a variety of factors including but not limited to the completion of the manufacturing process for non clinical/clinical supplies, and potentially the completion of the non-clinical studies and the generation of data. Issues or problems encountered in any of these areas may result in delays in the filing of the IND for the Phase 3 trials. If and when the FDA approves Ketotransdel™ for treatment of acute pain, we intend to pursue FDA approval of Ketotransdel™ for other indications including osteoarthritis.

We believe that the clinical success of Ketotransdel™ will facilitate the use of the Transdel™ delivery technology in other products. We are also investigating other drug candidates and treatments for transdermal delivery using the Transdel™ platform technology for products in pain management and other therapeutic areas. Furthermore, we are in discussions with potential commercial partners for future Ketotransdel™ sales and marketing strategies and with potential Pharma partners for licensing opportunities related to the Transdel™ delivery system.

Our principal executive offices are located at 4225 Executive Square, Suite 460, La Jolla, California 92037, and our telephone number is (858) 457-5300.

Recent Developments

On each of September 17, 2007, and October 10, 2007, we completed private placements to selected institutional and individual investors of our common stock and warrants. In connection with the private placements, we raised approximately $3.9 million (net of placement fees and other costs aggregating $258,500) from the issuance of 2,071,834 shares of common stock and detachable redeemable five-year warrants to purchase 517,958 shares of our common stock at a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share. In addition, we issued redeemable three-year warrants to purchase 33,750 shares of common to placement agents in connection with the September 2007 and October 2007 private placements. We are registering the resale of the shares of common stock issued in the September 2007 and October 2007, the shares of common stock issuable upon exercise of the investor warrants, and the shares of common stock issuable upon exercise of the placement agent warrants pursuant to the registration statement of which this prospectus forms a part.

In addition, on September 17, 2007, pursuant to the merger with Transdel Pharmaceuticals Holdings, Inc., described above under “Corporate History,” we assumed $1.5 million of convertible notes of Transdel Pharmaceuticals Holdings, Inc., plus unpaid accrued interest of $30,177, and subsequently converted such notes into 1,530,177 shares of our common stock. We are registering the shares of common stock issued upon conversion of such notes pursuant to the registration statement of which this prospectus forms a part.

We are also registering the resale of 275,000 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants issued to certain consultants as compensation for investor relations and financial advisory services.

The Offering

Common stock offered by the selling stockholders:
4,447,469 shares, consisting of 2,071,834 shares issued to investors in a private placement, 1,530,177 shares issued upon the conversion of promissory notes, 275,000 other shares of common stock and 570,458 shares issuable upon the exercise of outstanding warrants.

Common stock outstanding after this offering:	14,297,462 (1)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we may receive proceeds of up to $2,281,832 from the exercise of the warrants if the warrants are exercised for cash.

OTC Bulletin Board symbol:	TDLP.OB

Risk Factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether to invest in shares of our common stock.

__________
(1) The number of outstanding shares after the offering is based upon 13,727,004 shares outstanding as of December 24, 2007 and assumes the full exercise of all warrants with respect to which the underlying shares are being registered pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes:

•	610,000 shares of common stock issuable upon the exercise of currently outstanding options having a weighted-average exercise price of $2.01 per share; and

•	694,687 shares of common stock available for future issuance under our 2007 Equity Compensation Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Business

We have incurred losses in the research and development of Ketotransdel™ and our Transdel™ technology since inception. No assurance can be given that we will ever generate revenue or become profitable.

Since inception we have recorded operating losses. For the fiscal year ended December 31, 2006, we experienced a net loss of approximately $584,000, and for the nine month period ended September 30, 2007, we experienced a net loss of approximately $2.8 million. In addition, we expect to incur increasing operating losses over the next several years as we continue to incur costs for research and development and clinical trials, and in other development activities. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products, obtain the required regulatory approvals and manufacture, market and sell our proposed products. Development is costly and requires significant investment. In addition, we may choose to license rights to particular drugs. The license fees for such drugs may increase our costs.

We expect to continue to incur losses for the foreseeable future as we continue to engage in the development of Ketotransdel™ and develop other products. There can be no assurance that we will ever be able to achieve or sustain market acceptance, profitability or positive cash flow. Our ultimate success will depend on many factors, including whether Ketotransdel™ receives FDA approval. We cannot be certain that we will receive FDA approval for Ketotransdel™, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability. Unless we raise additional capital, we may not be able to execute our business plan or fund business operations long enough to achieve positive cash flow. Furthermore, we may be forced to reduce our expenses and cash expenditures to a material extent, which would impair our ability to execute our business plan.

As of our last audit at the end of 2006, our independent registered public accounting firm expressed doubt about our ability to continue as a going concern.

There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow. Based on our history of losses, our independent registered public accounting firm has stated in their report accompanying their audit of our 2006 year-end financial statements that there was substantial doubt about our ability to continue as a going concern. If we are not able to generate revenue or raise additional capital, we may not be able to continue operating our business.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available.

We have very limited funds and we will not be able to execute our current business plan and fund business operations long enough to achieve profitability unless we are able to raise additional funds. Our ultimate success will depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the pharmaceutical industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Timing and results of clinical trials to demonstrate the safety and efficacy of products as well as FDA approval of products are uncertain.

We are subject to extensive government regulations. The process of obtaining FDA approval is costly, time consuming, uncertain and subject to unanticipated delays. Before obtaining regulatory approvals for the sale of any of our products, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for each intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of a product. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large scale trials. A failure to demonstrate safety and efficacy would result in our failure to obtain regulatory approvals. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution, which could limit revenues.

We cannot assure you that the FDA or other regulatory agencies will approve any products developed by us, on a timely basis, if at all, or, if granted, that such approval will not subject the marketing of our products to certain limits on indicated use. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals of products developed by us would adversely affect the marketing of these products and our ability to generate product revenue, as well as adversely affect the price of our common stock.

If we fail to comply with continuing federal, state and foreign regulations, we could lose our approvals to market drugs and our business would be seriously harmed.

Following initial regulatory approval of any drugs we may develop, we will be subject to continuing regulatory review, including review of adverse drug experiences and clinical results that are reported after our drug products become commercially available. This would include results from any post-marketing tests or continued actions required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will be subject to periodic review and inspection by the FDA. If a previously unknown problem or problems with a product or a manufacturing and laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often requires FDA approval before the product, as modified, can be marketed. In addition, we and our contract manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or our contract manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw our regulatory approval;

•	suspend or terminate any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on our operations;

•	close the facilities of our contract manufacturers; or

•	seize or detain products or require a product recall.

Additionally, regulatory review covers a company’s activities in the promotion of its drugs, with significant potential penalties and restrictions for promotion of drugs for an unapproved use. Sales and marketing programs are under scrutiny for compliance with various mandated requirements, such as illegal promotions to health care professionals. We are also required to submit information on our open and completed clinical trials to public registries and databases. Failure to comply with these requirements could expose us to negative publicity, fines and penalties that could harm our business.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, be forced to remove a product from the market or experience other adverse consequences, including delay, which would materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion.

Delays in the conduct or completion of our clinical and non-clinical trials or the analysis of the data from our clinical or non-clinical trials may result in delays in our planned filings for regulatory approvals, and may adversely affect our business.

We cannot predict whether we will encounter problems with any of our completed or planned clinical or non-clinical studies that will cause us or regulatory authorities to delay or suspend planned clinical and non-clinical studies. Any of the following could delay the completion of our planned clinical studies:

•	failure of the FDA to approve the scope or design of our clinical or non-clinical trials or manufacturing plans;

•	delays in enrolling volunteers in clinical trials;

•	insufficient supply or deficient quality of materials necessary for the performance of clinical or non-clinical trials;

•	negative results of clinical or non-clinical studies; and

•	adverse side effects experienced by study participants in clinical trials relating to a specific product.

There may be other circumstances other than the ones described above, over which we may have no control that could materially delay the successful completion of our clinical and non-clinical studies.

None of our product candidates, other than Ketotransdel™ , have commenced clinical trials.

None of our product candidates, other than Ketotransdel™, have commenced any clinical trials and there are a number of FDA requirements that we must satisfy in order to commence clinical trials. These requirements will require substantial time, effort and financial resources. We cannot assure you that we will ever satisfy these requirements. In addition, prior to commencing any trials of a drug candidate, we must evaluate whether a market exists for the drug candidate. This is costly and time consuming and no assurance can be given that our market studies will be accurate. We may expend significant capital and other resources on a drug candidate and find that no commercial market exists for the drug. Even if we do commence clinical trials of our other drug candidates, such drug candidates may never be approved by the FDA.

Once approved, there is no guarantee that the market will accept our products, and regulatory requirements could limit the commercial usage of our products.

Even if we obtain regulatory approvals, uncertainty exists as to whether the market will accept our products or if the market for our products is as large as we anticipate. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position and results of operations may be materially adversely affected, and the market value of our common stock could decline.

We may be the subject of product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

Our business exposes us to potential liability risks that arise from the testing, manufacturing, marketing and sale of our products. In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity as a result of product liability claims. Product liability is a significant commercial risk for us. Some plaintiffs have received substantial damage awards against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, it may be necessary for us to recall products that do not meet approved specifications, which would also result in adverse publicity, as well as costs connected to the recall and loss of revenue.

We cannot assure you that a product liability claim or series of claims brought against us would not have an adverse effect on our business, financial condition, and results of operations. If any claim is brought against us, regardless of the success or failure of the claim, we cannot assure you that we will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities or the cost of a recall.

We are in the process of obtaining product liability insurance. However, we cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

If our patents are determined to be unenforceable, or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

Our success will depend in part on our ability to obtain and expand patent protection for our specific products and technologies both in the United States and other countries. We cannot guarantee that any patents will be issued from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all United States and foreign patents that pose a risk of infringement.

The use of our technologies could potentially conflict with the rights of others.

The manufacture, use or sale of our proprietary products may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming and may divert management’s attention and our resources. We may not have sufficient resources to bring these actions to a successful conclusion. In such case, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not available on acceptable terms, if at all.

We will be dependent on outside manufacturers in the event that we successfully develop our product candidates into commercial drug products; therefore, we will have limited control of the manufacturing process, access to raw materials, timing for delivery of finished products and costs. One manufacturer may constitute the sole source of one or more of our products.

Third party manufacturers will manufacture all of our products, in the event that we successfully develop our product candidates into commercial drug products. Currently, certain of our contract manufacturers constitute the sole source of one or more of our products. If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver any of our products or any of the components of our products, we may need to engage additional manufacturing partners. Because of contractual restraints and the lead-time necessary to obtain FDA approval of a new manufacturer, replacement of any of these manufacturers may be expensive and time consuming and may disrupt or delay our ability to supply our products and reduce our revenues.

Because all of our products, in the event that we successfully develop our product candidates into commercial drug products, will be manufactured by third parties, we have a limited ability to control the manufacturing process, access to raw materials, the timing for delivery of finished products or costs related to this process. There can be assurance that our contract manufacturers will be able to produce finished products in quantities that are sufficient to meet demand or at all, in a timely manner, which could result in decreased revenues and loss of market share. There may be delays in the manufacturing process over which we will have no control, including shortages of raw materials, labor disputes, backlog and failure to meet FDA standards. Increases in the prices we pay our manufacturers, interruptions in our supply of products or lapses in quality could adversely impact our margins, profitability and cash flows. We are reliant on our third-party manufacturers to maintain their manufacturing facilities in compliance with FDA and other federal, state and/or local regulations including health, safety and environmental standards. If they fail to maintain compliance with FDA or other critical regulations, they could be ordered to curtail operations, which would have a material adverse impact on our business, results of operations and financial condition.

We also rely on our outside manufacturers to assist us in the acquisition of key documents such as drug master files and other relevant documents that are required by the FDA as part of the drug approval process and post-approval oversight. Failure by our outside manufacturers to properly prepare and retain these documents could cause delays in obtaining FDA approval of our drug candidates.

We are dependent on third parties to conduct clinical trials and non-clinical studies of our drug candidates and to provide services for certain core aspects of our business. Any interruption or failure by these third parties to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to conduct clinical and non-clinical studies of our drug candidates and provide us with other services. Such third party contractors are subject to FDA requirements. Our business and financial viability are dependent on the regulatory compliance of these third parties, and on the strength, validity and terms of our various contracts with these third parties. Any interruption or failure by these third party contractors to meet their obligations pursuant to various agreements with us may be outside of our control and could have a material adverse effect on our business, financial condition and results of operations.

We currently have no internal sales and marketing resources and may have to rely on third parties in the event that we successfully commercialize our product.

In order to market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. We may not be able to enter into marketing and distribution arrangements or find a corporate partner to market our drug candidates, and we currently do not have the resources or expertise to market and distribute our products ourselves. If we are not able to enter into marketing or distribution arrangements or find a corporate partner who can provide support for commercialization of our products, we may not be able to successfully commercialize our products. Moreover, any new marketer or distributor or corporate partner for our specific combinations, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products.

If we are unable to retain our key personnel or attract additional professional staff, we may be unable to maintain or expand our business.

Because of the specialized scientific nature of our business, our ability to develop products and to compete will remain highly dependent, in large part, upon our ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel, especially our Chief Executive Officer, Juliet Singh, Ph.D. or the failure to recruit additional key scientific, technical and commercial personnel could have a material adverse effect on our business. While we have consulting agreements with certain key institutions and have an employment agreement with our Chief Executive Officer, we cannot assure you that we will succeed in retaining personnel or their services under existing agreements. There is intense competition for qualified personnel in the pharmaceutical industry, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

Risks Relating to Our Industry

If we are unable to compete with other companies that develop rival products to our products, then we may never gain market share or achieve profitability.

The pharmaceutical industry is intensely competitive, and we face competition across the full range of our activities. If we fail to compete successfully, our business, results of operations and financial condition could be adversely affected. Our competitors include brand name and generic manufacturers of pharmaceuticals specializing in transdermal drug delivery, especially those doing business in the United States. In the market for pain management products, our competitors include manufacturers of over-the-counter and prescription pain relievers. Because we are smaller than many of our national competitors, we may lack the financial and other resources needed to compete for market share in the pain management sector. Our other potential drug candidates will also face intense competition from larger and more well established pharmaceutical and biotechnology companies. Many of these competitors have significantly greater financial, technical and scientific resources than we do. In addition to product safety, development and efficacy, other competitive factors in the pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information. If our products are unable to compete with the products of our competitors, we may never gain market share or achieve profitability.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our potential revenues.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. It is possible that developments by our competitors will render our products and technologies obsolete or unable to compete. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement from third-party payors.

If we succeed in bringing a specific product to market, we cannot be certain that the products will be considered cost effective and that reimbursement from insurance companies and other third-party payors will be available or, if available, will be sufficient to allow us to sell the products on a competitive basis.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

Changes in the healthcare industry that are beyond our control may be detrimental to our business.

The healthcare industry is changing rapidly as the public, governments, medical professionals and the pharmaceutical industry examine ways to broaden medical coverage while controlling the increase in healthcare costs. Potential changes could put pressure on the prices of prescription pharmaceutical products and reduce our business or prospects. We cannot predict when, if any, proposed healthcare reforms will be implemented or their affect on our business.

Risks Relating to the Common Stock

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting commencing with our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and to obtain a report by our independent registered public accounting firm addressing these assessments commencing with our annual report on Form 10-KSB for the fiscal year ended December 31, 2008. These reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and we may not be able to obtain the independent registered public accounting firm certifications required by Section 404. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we will not be able to manage our business as effectively, and our business and reputation with investors would be harmed. Any such inabilities to establish effective controls or loss of confidence would have an adverse affect on our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if past failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2007 and beyond and to make certain activities more time consuming and costly. We also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with becoming public through a “reverse merger” rather than a public offering underwritten by a major investment bank. Securities analysts of major brokerage firms may not provide coverage of our company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in the pharmaceutical industry and markets;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	new competitors in our market;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship with our contract manufacturers and clinical and non-clinical research organizations;
•	industry or regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock may be deemed a “penny stock”, which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and (3) to obtain needed capital.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

The sale by our stockholders of substantial amounts of our common stock in the public market, including shares of common stock offered by the selling stockholders pursuant to this prospectus, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and executive officers can exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other stockholders.

Our directors and executive officers together beneficially own a significant percentage of our issued and outstanding common stock, which percentage may increase in the event that they exercise any options or warrants to purchase shares of our common stock that they may hold or in the future are granted to them. The interests of such persons may differ from the interests of other stockholders. Such persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	the election of our directors;
•	amendment of our Certificate of Incorporation or By-laws; and
•	mergers, sales of assets or other corporate transactions.

Concentration of stock ownership among a few stockholders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders covered by this prospectus.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. A number of these warrants have a cashless exercise option. If, however, a selling stockholder were to exercise its warrants for cash, the selling stockholder would pay us the exercise price of the warrants. We may receive aggregate gross proceeds of up to $2,281,832 from the exercise of warrants for cash. We would use any such proceeds for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since October 1, 2007 under the symbol TDLP.OB. Prior to that date, there was no active market for our common stock. As of December 24, 2007, there were approximately 92 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2007	High	Low
Fourth Quarter (through December 24, 2007)	$3.10	$2.00

The last reported sales price of our common stock on the OTC Bulletin Board on December 24, 2007, was $2.85 per share.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the other sections of this prospectus, including “Risk Factors,” “Business” and with our financial statements and the notes related thereto appearing elsewhere in this prospectus. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus as well as other matters over which we have no control. See “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

We are a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. Our lead topical drug, Ketotransdel™, utilizes our innovative proprietary Transdel™ cream formulation to facilitate the passage of ketoprofen, a NSAID, through the skin barrier to reach targeted underlying tissues where the drug exerts its prolonged localized anti-inflammatory and analgesic effect. A Phase 1/2 clinical study supported the safety and efficacy of Ketotransdel™ for acute pain and muscle soreness.

Liquidity and Capital Resources

 Since inception through September 30, 2007, we have incurred losses of approximately $5.6 million. These losses are primarily due to general and administrative and research and development expenses. Historically, our operations have been financed through capital contributions and debt and equity financings.

As of September 30, 2007, we had $4.3 million in cash. On each of September 17, 2007, and October 10, 2007, we completed private placements to selected institutional and individual investors of our common stock and warrants. In connection with the private placements, we raised approximately $3.9 million (net of placement fees and other costs aggregating $258,500) from the issuance of 2,071,834 shares of common stock and detachable redeemable warrants to purchase 517,958 shares of our common stock at a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share. We expect that our capital resources will permit us to meet our operational requirements through the first quarter of 2008. This expectation is based on our current operating plan, which may change as a result of many factors. In order to execute our operating plan through fiscal year 2008, additional financing will be required and there can be no assurance that it will be available on terms favorable to us or at all. If adequate financing is not available we will have to delay, postpone or terminate clinical trials and curtail general and administrative operations, which would have a material adverse effect on us.

Research and Development Activities

 Our current operating plan is focused on the research and development of our lead drug, Ketotransdel™. We expect to file an IND application containing our proposed Phase 3 clinical studies with the FDA for Ketotransdel™ for treatment of acute pain in the first quarter of 2008. Based on the FDA’s review of this filing, we anticipate starting Phase 3 clinical trials for the topical treatment of acute pain during the first six months of 2008. The expected filing date of the Phase 3 submission to the FDA will depend on a variety of factors including but not limited to the completion of the manufacturing process for non clinical/clinical supplies, and potentially the completion of the non clinical studies and the generation of data. Issues or problems encountered in any of these areas may result in delays in the filing of the IND for the Phase 3 trials.

No assurance can be given that the FDA will agree with our proposed clinical trials or non-clinical studies. The FDA may require that we conduct additional clinical trials and non-clinical studies that we do not presently anticipate conducting or to repeat studies that we have already conducted.

If and when the FDA approves Ketotransdel™ for treatment of acute pain, we intend to pursue FDA approval of Ketotransdel™ for other indications, including osteoarthritis. We believe that the clinical success of Ketotransdel™ will facilitate the use of the Transdel™ delivery technology in other products. We are also investigating other drug candidates and treatments for transdermal delivery using the Transdel™ platform technology for products in pain management and other therapeutic areas. Furthermore, we are in discussions with potential commercial partners for future Ketotransdel™ sales and marketing strategies and with potential Pharma partners for licensing opportunities related to the Transdel™ delivery system.

We believe that our current staff is sufficient to carry out our business plan, however if our operations in the future require it, we will consider the employment of additional staff.

Critical Accounting Policies

We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how results and trends might change in the future. Although we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our consolidated financial statements.

Our most critical accounting policies and estimates that may materially impact our results of operations include:

Stock-Based Compensation. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R supersedes Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the financial statements based upon their fair values. We use the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS 123R. Fair value is determined at the date of grant. In accordance with SFAS 123R, the financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. As of September 30, 2007, management estimates that the effect of forfeitures on the financial statements will be insignificant.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of SFAS No. 123, Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during the vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we recorded the fair value of the common stock issued for future consulting services as prepaid consulting fees in our condensed consolidated balance sheet.

Off-Balance Sheet Arrangements

 Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN No. 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We are subject to the provisions of FIN No. 48 as of January 1, 2007. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN No. 48. The cumulative effect, if any, of applying FIN No. 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. We did not record a cumulative effect adjustment related to the adoption of FIN No. 48. Tax years since 1992 remain subject to examination by the major tax jurisdictions in which we are subject to tax. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. We plan to adopt SFAS No. 157 beginning in the first quarter of 2008. We are currently evaluating the impact, if any, that adoption of SFAS No. 157 will have on our operating income (loss) or net earnings (loss).

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The adoption of this pronouncement is not expected to have material effect on our financial statements.

In June 2007, the Financial Accounting Standards Board ratified a consensus opinion reached by the Emerging Issues Task Force (EITF) on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. The guidance in EITF Issue 07-3 requires us to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, we would be required to expense the related capitalized advance payments. The consensus in EITF Issue 07-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2007 and is to be applied prospectively to new contracts entered into on or after December 15, 2007. Early adoption is not permitted. Retrospective application of EITF Issue 07-3 is also not permitted. We intend to adopt EITF Issue 07-3 effective January 1, 2008. The impact of applying this consensus will depend on the terms of our future research and development contractual arrangements entered into on or after December 15, 2007.

BUSINESS

Company Overview

We are a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. Our lead topical drug, Ketotransdel™ is a topical treatment for acute pain. A Phase 1/2 clinical study supported the safety and efficacy of Ketotransdel™ for acute pain and muscle soreness.

We believe that there is a multi-billion dollar void in the pain management market since the withdrawal of two popular COX-2 inhibitors, Bextra and Vioxx, in 2005 due to the increased risk of adverse cardiovascular events associated with these drugs Also, use of everyday over-the-counter painkillers such as aspirin, acetaminophen (Tylenol) and ibuprofen raise safety concerns. According to the National Center for Health Statistics, there are over 100,000 hospitalizations per year for NSAID related gastrointestinal complications and approximately 16,500 NSAID related deaths annually resulting in over $3 billion per year in additional health care costs. In 2006, the FDA approved new requirements that professional labeling for all over-the-counter and prescription NSAIDs, including COX-2 inhibitors, include information about the potential cardiovascular and gastrointestinal risks. We believe that these developments have resulted in demand for a potentially safer method of administering NSAIDs and that Ketotransdel™ is positioned to satisfy this demand.

We are also investigating other drug candidates and treatments for transdermal delivery using Transdel™ technology, our proprietary cream formulation, including anesthetics, human hormone replacement and anti-nausea medications. Our patent on the Transdel™ proprietary cream formulation covers the combination of the cream formulation with other active drug ingredients in over 26 therapeutic areas creating an opportunity to develop a number of potential drug candidates. This patent covers composition of matter, methods of manufacture and methods of use of Transdel™.

Ketotransdel™

Ketotransdel™ is comprised of a transdermal formulation of ketoprofen, a NSAID, and our proprietary Transdel™ drug delivery system and is being developed for the treatment of acute pain. Ketotransdel™ penetrates the skin barrier to reach the targeted underlying tissues where it exerts its prolonged localized anti-inflammatory and analgesic effect. The topical delivery of the drug may minimize systemic exposure, therefore, resulting in fewer concerns pertaining to gastrointestinal, renal, cardiovascular and other adverse systemic effects, which are associated with orally administered NSAIDs. We believe that this product may be considered for patients with site specific localized pain and who also (i) have a history of gastrointestinal, cardiovascular, kidney or liver problems, (ii) are geriatric or pediatric patients and/or (iii) are patients at risk for drug interactions.

We selected ketoprofen as the active ingredient for Ketotransdel™ for its clinical and medical track record for safety and efficacy with low incidences of kidney, liver and skin reactions when administered topically.

The structure of ketoprofen

Clinical results with Ketotransdel™

Ketotransdel™ was tested in a double blind, placebo-controlled Phase 1/2 clinical study. The study tested the efficacy and safety of topical Ketotransdel™ for the treatment of acute pain and soreness in a delayed-onset muscle soreness model placebo versus active. We also measured the level of systemic absorption of topical Ketotransdel™.

The clinical study for acute pain and muscle soreness demonstrated a significant medical benefit from Ketotransdel™ in terms of relief of pain and muscle soreness. The topical Ketotransdel™ has approximately 1/100th of the blood levels of ketoprofen found in the circulatory system as compared to a comparable dose of commercially available oral ketoprofen. Thus, we believe that the topical Ketotransdel™ can potentially provide a safer alternative to pain management as compared to the orally administered pain medications. No adverse reactions to Ketotransdel, such as rash or irritation were reported.

FDA Review

We expect to file an IND application containing our proposed Phase 3 clinical studies for Ketotransdel™ for the treatment of acute pain during the first quarter of 2008. Based on the timing of the FDA’s review of our IND application, we anticipate starting Phase 3 clinical studies for the topical treatment of acute pain during the first six months of 2008. The expected filing date of the Phase 3 submission to the FDA will depend on a variety of factors including but not limited to the completion of the manufacturing process for non clinical/clinical supplies, and potentially the completion of the non-clinical studies and the generation of data. Issues or problems encountered in any of these areas may result in delays in the filing of the IND for the Phase 3 trials. If and when the FDA approves Ketotransdel™ for treatment of acute pain, we intend to pursue FDA approval of Ketotransdel™ for other indications including osteoarthritis.

No assurance can be given that the FDA will agree with our proposed clinical trials or non-clinical studies. The FDA may require that we conduct additional clinical trials and non-clinical studies that we do not presently anticipate conducting or to repeat studies that we have already conducted.

We believe that the clinical success of Ketotransdel™ will facilitate the use of the Transdel™ delivery technology in other products. We are also investigating other drug candidates and treatments for transdermal delivery using the Transdel™ platform technology for products in pain management and other therapeutic areas. Furthermore, we are in discussions with potential commercial partners for future Ketotransdel™ sales and marketing strategies and with potential Pharma partners for licensing opportunities related to the Transdel™ delivery system.

Market and Opportunity

We believe that the market for NSAIDs and COX-2 inhibitors in the United States may exceed $6 billion. This data is illustrated in the table below.

NSAID/COX-2 Retail Market Dollars

Source: Wolters Kluwer Source® Pharmaceutical Audit Suite, PHAST Prescription Monthly

Since the withdrawal of major COX-2 inhibitors in 2005, oral NSAIDs have captured a share of the multibillion retail market for COX-2 inhibitors. Oral NSAIDs remain one of the most prescribed classes of drugs in the pain management market. Over 30 million people worldwide use prescription and over-the-counter NSAIDs daily.

However, due to increased understanding of the cardiovascular and gastrointestinal risks associated with NSAIDs, the FDA approved new rules requiring that professional labeling for all prescription and over-the-counter NSAIDs include information on such risks. We believe that there is a demand for topical pain management products that minimize systemic absorption of NSAIDs such as Ketotransdel™ due to the recognition of cardiovascular, gastrointestinal and other risks associated with orally administered NSAIDs.

The Transdel™ Technology

Transdel™ is our proprietary transdermal cream drug delivery platform. It consists of a cream that enables transdermal penetration of drugs minimizing systemic exposure. The Transdel™ drug delivery system facilitates the effective dissolution and delivery of a drug across the skin barrier to reach targeted underlying tissues. Transdel™ has the following properties that make it an ideal vehicle for topical drug administration:

•	biocompatible – it hydrates the skin;
•	enhanced skin penetration – it has a balance of hydrophilic and hydrophobic properties that allow efficient partitioning of drugs into the skin;
•	low toxicity and biodegradable – its components are non-immunogenic and are generally regarded as safe;
•	thermodynamically stable, insensitive to moisture and resistant to microbial contamination; and
•	has desired skin adherence, spreadability, and cohesiveness for use as a topical agent.

Other key features of Transdel™ technology include:

•	allows maximal solubilization of drug;
•	clinical data supports safety and efficacy;
•	potentially result in decreased safety concerns which are associated with oral drugs;
•	rapid and efficient transdermal drug delivery;

•
enables painless administration of medications and avoids stomach irritation minimizes dermal irritation considered to be superior to other transdermal delivery preparations due to the synergetic effect of its skin penetration enhancers and carriers;

•	highly flexible – allows the delivery of a wide range of different medications;
•	ease of application, aesthetically acceptable and odorless; and
•	potentially produces patentable new products when combined with established drugs or new drugs.

Competition

The pharmaceutical industry is highly competitive. There are competitors in the United States developing patch products and other pain formulations that we are aware of at this time.

In addition to product safety, development and efficacy, other competitive factors in the pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information. It is possible that developments by our competitors will make our products or technologies uncompetitive or obsolete. In addition, the intensely competitive environment of the pain management products requires an ongoing, extensive search for medical and technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products for their intended uses to healthcare professionals in private practice, group practices and managed care organizations. Because we are smaller than many of our national competitors, we may lack the financial and other resources needed to develop, produce, distribute, market and commercialize any our drug candidates or compete for market share in the pain management sector.

Third Party Service Agreements

We contract with various third parties to provide certain critical services including conducting clinical and non-clinical studies, manufacturing, certain research and development activities, medical affairs and certain regulatory activities and financial functions. Our failure to maintain our relationships with these third party contractors, may have a material adverse effect on our business, financial condition and results of operations.

Governmental Regulation

Our ongoing product development activities are subject to extensive and rigorous regulation at both the federal and state levels. Post development, the manufacture, testing, packaging, labeling, distribution, sales and marketing of our products is also be subject to extensive regulation. The Federal Food, Drug and Cosmetic Act of 1983, as amended, and other federal and state statutes and regulations govern or influence the testing, manufacture, safety, packaging, labeling, storage, record keeping, approval, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production and/or distribution, refusal of the government to approve New Drug Applications, or NDAs, civil sanctions and criminal prosecution.

FDA approval is typically required before each dosage form or strength of any new drug can be marketed. Applications for FDA approval must contain information relating to efficacy, safety, toxicity, pharmacokinetics, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling, and quality control. The FDA also has the authority to revoke previously granted drug approvals. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial resources.

Current FDA standards of approving new pharmaceutical products are more stringent than those that were applied in the past. As a result, labeling revisions, formulation or manufacturing changes and/or product modifications may be necessary. We cannot determine what effect changes in regulations or legal interpretations, when and if promulgated, may have on our business in the future. Changes could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such regulatory changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that from time to time, we will be adversely affected by regulatory actions despite ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

FDA Approval Process

FDA approval is typically required before any new drug can be marketed. A NDA is a filing submitted to the FDA to obtain approval of new chemical entities and other innovations for which thorough applied research is required to demonstrate safety and effectiveness in use. The NDA must contain complete preclinical and clinical safety and efficacy data or a reference to such data. Since the active pharmaceutical ingredients in our topical drug candidates, such as ketoprofen, have already been approved by the FDA, we are able to file NDAs under section 505(b)(2) of the Hatch-Waxman Act of 1984. Under Section 505(b)(2) we may rely on data from pre-clinical and clinical studies that were not conducted by or for us and for which we have not obtained a right of reference or use from the person by or for whom the investigation was conducted. The FDA has determined that a 505(b)(2) NDA may be submitted for products that represent changes from approved drugs in conditions of use, active ingredient(s), route of administration, dosage form, strength, or bioavailability.

A 505(b)(2) applicant must provide the FDA with any additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed change(s). Consequently, although duplication of preclinical and certain clinical studies is avoided through the use a 505(b)(2) application, specific studies may be required by the FDA. Such studies are typically conducted in three sequential phases, although the phases may overlap.

•
Phase 1 clinical studies frequently begin with the initial introduction of the compound into healthy human subjects prior to introduction into patients, involves testing the product for safety, adverse effects, dosage, tolerance, absorption, metabolism, excretion and other elements of clinical pharmacology.

•
Phase 2 clinical studies typically involve studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects.

•
Phase 3 clinical studies are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at typically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling.

Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA. In some cases, the FDA allows a company to rely on data developed in foreign countries or previously published data, which eliminates the need to independently repeat some or all of the studies.

To the extent that the Section 505(b)(2) NDA is relying on the findings for an already-approved drug, the applicant is required to certify that there are no patents for that drug or that (i) the patent has expired, (ii) the patent has not expired, but will expire on a particular date and approval is sought after patent expiration or (iii) the patent is invalid or will not be infringed by the manufacture, use or sale of the new product.

A certification that the new product will not infringe the already approved product’s patents or that such patents are invalid is called a paragraph IV certification. If the applicant does not challenge the listed patents, the Section 505(b)(2) NDA will not be approved until all the listed patents as well as any additional period of exclusivity have expired.

A paragraph IV certification sent to the FDA must also be sent to the relevant patent holders once the 505(b)(2) NDA has been accepted for filing by the FDA. The patent holders may then initiate a legal challenge to the paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of receipt of a paragraph IV certification automatically prevents the FDA from approving the Section 505(b)(2) NDA until the earliest of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant. Thus, a Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA changes its interpretation of Section 505(b)(2), this could delay or even prevent the FDA from approving any Section 505(b)(2) NDA that we submit.

As a condition of approval, the FDA or other regulatory authorities may require further studies, including Phase IV post-marketing studies to provide additional data. Other post-marketing studies may be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

In 2005, the FDA asked the manufacturer of Celebrex, as well as all manufacturers of prescription and over-the-counter NSAIDs, to revise the labeling for their products. Manufacturers of NSAIDs are being asked to revise their labeling to provide specific information about the potential risk of cardiovascular events and gastrointestinal risks of their individual products. We are presently analyzing how this pronouncement will effect the labeling of Ketotransdel™.

Quality Assurance Requirements

The FDA enforces regulations to ensure that the methods used in, and facilities and controls used for, the manufacture, processing, packing and holding of drugs conform with current good manufacturing practices, or cGMP. The cGMP regulations the FDA enforces are comprehensive and cover all aspects of operations, from receipt of raw materials to finished product distribution, insofar as they bear upon whether drugs meet all the identity, strength, quality, purity and safety characteristics required of them. To assure compliance requires a continuous commitment of time, money and effort in all operational areas.

The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packing, testing and holding of the drugs subject to NDAs. If the FDA concludes that the facilities to be used do not meet cGMP, good laboratory practices or good clinical practices requirements, it will not approve the NDA. Corrective actions to remedy the deficiencies must be performed and verified in a subsequent inspection. In addition, manufacturers of both pharmaceutical products and active pharmaceutical ingredients used to formulate the drug also ordinarily undergo a pre-approval inspection, although the inspection can be waived when the manufacturer has had a passing cGMP inspection in the immediate past. Failure of any facility to pass a pre-approval inspection will result in delayed approval and would have a material adverse effect on our business, results of operations and financial condition.

The FDA also conducts periodic inspections of facilities to assess their cGMP status. If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions that could adversely affect our business, results of operations and financial condition. The FDA could initiate product seizures or request product recalls and seek to enjoin a product’s manufacture and distribution. In certain circumstances, violations could lead to civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing the company from receiving the necessary licenses to export its products and classifying the company as an “unacceptable supplier,” thereby disqualifying the company from selling products to federal agencies. Imported active pharmaceutical ingredients and other components needed to manufacture our products could be rejected by United States Customs.

We believe that we and our suppliers and outside manufacturers are currently in compliance with all FDA requirements.

Other FDA Matters

If there are any modifications to an approved drug, including changes in indication, manufacturing process or labeling or a change in a manufacturing facility, an applicant must notify the FDA, and in many cases, approval for such changes must be submitted to the FDA or other regulatory authority. Additionally, the FDA regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to such requirements can result in regulatory actions that could have a material adverse effect on our business, results of operations and financial condition.

Intellectual Property

We obtained a patent from the United States Patent and Trademark Office on our Transdel™ technology in 1998, which affords protection of Transdel™ through 2016 in the United States. This patent covers composition of matter, methods of use and methods of manufacture. This patent also covers novel transdermal formulations with any active pharmaceutical ingredient. At present, our patent strategies and evaluations are ongoing and we plan to file multiple foreign patent applications in the future.

Employees

We currently have four employees, including one in management, one in research and development, one in financial accounting and one in administration. We currently believe that our employee relations are good.

Facilities

We lease approximately 1,403 square feet of office space in La Jolla, California for $5,121 per month. The current lease term expires on April 14, 2008. This facility serves as our corporate headquarters.

We believe our current facility is adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.

Legal Proceedings

To our knowledge, no legal proceedings, government or administrative actions, investigations or claims are currently pending against us, or to our knowledge threatened, that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors.

Name	Age	Position
Juliet Singh, Ph.D.	48	Chief Executive Officer, Director
Balbir Brar, D.V.M. Ph.D.	70	Vice President, Research and Development
John T. Lomoro	38	Chief Financial Officer
Jeffrey J. Abrams, M.D.	60	Director
Anthony S. Thornley	61	Director

Our directors hold office for one-year terms until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Our officers are elected annually by the board of directors and serve at the discretion of the board.

Biographies

Juliet Singh, Ph.D., has been a director and our chief executive officer since the merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007. Dr. Singh was the Chief Executive Officer of Transdel Pharmaceuticals Holdings, Inc. since 2005. From 2000 to 2003, Dr. Singh was a corporate officer-vice president of regulatory affairs and quality assurance of Collateral Therapeutics, Inc., a developer of non-surgical gene therapy products for the treatment of cardiovascular disease, which was acquired by Schering AG in 2002. From 1996 to 2000, Dr. Singh was the director of worldwide regulatory affairs for Allergan Corporation, where she oversaw the registration of BOTOX™ in the United States, Canada, Europe Asia, and South America. Prior to joining Allergan, Dr. Singh was the assistant director of regulatory affairs for Baxter Healthcare Corp., where she provided leadership in obtaining worldwide regulatory approval for recombinant factor VIII. Dr. Singh holds a Ph.D. in endocrinology from the University of California, Davis.

Balbir Brar, D.V.M., Ph.D., has been our vice president of research and development since the merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007. Dr. Brar was a consultant to Transdel Pharmaceuticals Holdings, Inc. since 2004. From 1989 to 2002, Dr. Brar was the Vice President of drug safety and research and development at Allergan Corporation, where he oversaw the construction of a $75 million research and development facility and developed drug safety evaluation programs. He made major contributions to the development and world wide registration of six new drugs including BOTOX™ at Allergan Corporation. From 1986 to 1989, Dr. Brar was a Senior Director of Safety evaluations for Smith Kline Beecham, where he participated in obtaining regulatory approval for Smith Kline Beecham’s first major topical drug Tazarotene. From 1981 to 1986, Dr. Brar was the section head of toxicology at Revlon Pharmaceuticals, where he provided pre-clinical safety data for a number of investigational new drugs. Dr. Brar holds a Doctor of Veterinary Medicine from the Punjab University, India, and a M.S. and Ph.D. from Rutgers, The State University of New Jersey.

John T. Lomoro, has been our chief financial officer since the merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007 and the chief financial officer of Trans-Pharma since September 2007. From 2004 to 2007, Mr. Lomoro was the director of North American accounting for Carl Zeiss Vision Inc., a privately held international optical lens manufacturing and distribution company. From 2003 to 2004, Mr. Lomoro was the manager of financial reporting and planning for dj Orthopedics, Inc., a publicly traded medical device manufacturing company. From 2002 to 2003, Mr. Lomoro was a corporate accounting manager at Wireless Knowledge, Inc. Mr. Lomoro’s experience also includes approximately five years in public accounting as an audit manager at Ernst & Young LLP. Mr. Lomoro received a B.S. degree in accounting from St. Cloud State University of Minnesota and is a certified public accountant.

Jeffrey J. Abrams, M.D., MPH, has been a director since the merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007. Dr. Abrams has been a director of Transdel Pharmaceuticals Holdings, Inc. since 1998. Prior to joining Transdel Pharmaceuticals Holdings, Inc., Dr. Abrams was a practicing primary care clinician for over twenty years. Dr. Abrams received a B.A. from the State University of New York at Buffalo, an M.D. from the Albert Einstein College of Medicine and an M.P.H. from San Diego State University.

Anthony S. Thornley, has been a director since November 6, 2007. Mr. Thornley currently serves on the Board of Directors at Callaway Golf Incorporated, Cavium Networks Inc. and Airvana Inc. From February 2002 to June 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial Officer and Chief Operating Officer of QUALCOMM, and from March 1994 to February 2002, he was the Chief Financial Officer of QUALCOMM. Prior to joining QUALCOMM, Mr. Thornley was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley received his BS degree in Chemistry from the University of Manchester, England.

There are no family relationships among our directors and executive officers.

Code of Ethics

On December 6, 2007, we adopted an amended and restated code of ethics and business conduct that applies to our principal executive officer, principal financial officer, or persons performing similar functions and all other employees. A copy of the amended and restated code of ethics and business conduct is attached hereto as Exhibit 14.

Board Committees

We intend to appoint such persons to the Board of Directors and committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We intend that a majority of our directors will be independent directors. Additionally, the Board of Directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee, in the near future.

Board Independence

We believe that Anthony S. Thornley is an “independent director,” as that term is defined by applicable listing standards of The NASDAQ Stock Market and Securities and Exchange Commission rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

None of our executive officers received compensation in any form over the last two completed fiscal years.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2006, there were no outstanding equity awards held by our executive officers.

Employment Agreements

We have entered into an employment agreement with Juliet Singh, Ph.D. to serve as our chief executive officer. Pursuant to this employment agreement, Dr. Singh is entitled to receive an annual base salary of $195,000, subject to annual reviews by our board of directors. Dr. Singh is also entitled to a performance-based bonus to be comprised of cash and/or equity compensation. If we terminate Dr. Singh’s employment without cause, we will continue to pay Dr. Singh, as severance, her then current annual base salary for one year, payable in accordance with standard payroll procedures and the pro-rata amount of any accrued annual bonus.

2007 Incentive Stock and Awards Plan

On September 17, 2007, our board of directors and stockholders adopted the 2007 Incentive Stock and Awards Plan. The purpose of the plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The plan will be administered by our board of directors until such time as such authority has been delegated to a committee of the board of directors.

As of December 5, 2007, there were outstanding options to purchase 610,000 shares of our common stock, 195,313 shares of restricted stock subject to forfeiture outstanding under the plan, and 694,687 shares of our common stock available for issuance under the plan.

Director Compensation

We have granted each of our directors options to purchase 10,000 shares of our common stock upon their initial election or appointment to the board of directors, and will grant options to purchase an additional 10,000 shares of common stock annually upon their reelection to the board of directors. The exercise price of each option shall not be less than the fair market value of our common stock. Such options will vest in full on the first anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 25, 2005, Transdel Pharmaceuticals Holdings, Inc. borrowed $36,500 from Dr. Abrams, a director, and issued Dr. Abrams a convertible promissory note in the original principal amount of $36,500 and warrants to purchase 36,500 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock at an exercise price of $0.001 per share, which following the Merger would be equivalent to warrants to purchase 5,703 shares of our common stock at an exercise price of $0.007. On May 7, 2007, Dr. Abrams forgave the principle amount of the convertible promissory note and all accrued interest thereon and agreed to the cancellation of the warrant. Dr. Abrams did not receive any shares of common stock or other consideration in exchange for the forgiving the promissory note or the cancellation of the warrant.

On August 25, 2005, Transdel Pharmaceuticals Holdings, Inc. borrowed $5,000 from Dr. Singh, a director and our chief executive officer, and issued Dr. Singh a convertible promissory note in the original principal amount of $5,000 and warrants to purchase 5,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock at an exercise price of $0.001 per share, which following the Merger would be equivalent to warrants to purchase 781 shares of our common stock at an exercise price of $0.007. On May 7, 2007, Dr. Singh forgave the principle amount of the convertible promissory note and all accrued interest thereon and agreed to the cancellation of the warrant. Dr. Singh did not receive any shares of common stock or other consideration in exchange for the forgiving the promissory note or the cancellation of the warrant.

On January 10, 2007, Balbir Brar, D.V.M., Ph.D., our vice president of research and development, purchased 900,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock pursuant to a restricted stock purchase Agreement for an aggregate purchase price of $9,000. In connection with the merger with Transdel Pharmaceuticals Holdings, Inc., these 900,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock converted into 140,625 shares of our common stock.

On February 27, 2007, the Abrams Family Trust, of which Dr. Abrams is a trustee, purchased 6,000,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock pursuant to a restricted stock purchase agreement for an aggregate purchase price of $6,000. In connection with the merger with Transdel Pharmaceuticals Holdings, Inc., these 6,000,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock converted into 937,500 shares of our common stock.

On March 20, 2007, Dr. Singh purchased 8,000,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock pursuant to a Restricted Stock Purchase Agreement for an aggregate purchase price of $8,000, which was paid by the cancellation of indebtedness in the amount of $8,000 owed to Dr. Singh. In connection with the merger with Transdel Pharmaceuticals Holdings, Inc., these 8,000,000 shares of Transdel Pharmaceuticals Holdings, Inc.’s common stock converted into 1,250,000 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of December 24, 2007 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our Chief Executive Officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and that person’s address is c/o Transdel Pharmaceuticals, Inc. 4225 Executive Square, Suite 460, La Jolla, California 92037. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of December 24, 2007, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
The Abrams Family Trust	1,562,500	(2)	11.4%
Juliet Singh, Ph.D.	1,953,125		14.2%
Jeffrey J. Abrams, M.D.	-	(3)	-
Anthony S. Thornley	62,500	(4)	*
Joseph Grasela(5)	1,171,875		8.5%
John C. Grasela(5)	1,171,875		8.5%
All executive officers and directors as a group (5 persons)	3,976,563		29.0%

*     less than 1%

(1)	Based on 13,727,004 shares of our common stock issued and outstanding as of December 24, 2007.

(2)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust.

(3)	Dr. Abrams is a trustee of the Abrams Family Trust, which owns 1,562,500 shares of our common stock.

(4)	Includes 12,500 shares of common stock issuable upon the exercise of warrants.

(5)	Joseph Grasela and John C. Grasela are adult siblings living in separate households.

SELLING STOCKHOLDERS

Up to 4,447,469 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	2,071,834 shares of common stock that were issued to accredited investors in connection with the private offerings in September 2007 and October 2007;

•
517,958 shares of common stock issuable upon exercise of warrants exercisable at a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share that were issued to accredited investors in connection with the private offerings in September 2007 and October 2007;

•
33,750 shares of common stock issuable upon exercise of warrants exercisable at a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share that were issued to placement agents in connection with the private offerings in September 2007 and October 2007; and

•	1,530,177 shares of common stock that were issued upon the conversion of $1,530,177 in indebtedness September 17, 2007;

•	275,000 other shares of common stock; and

•	18,750 shares of common stock issuable upon exercise of warrants.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock issuable upon the exercise of warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 24, 2007, are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 13,727,004 shares of common stock outstanding as of December 24, 2007.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Valentin Balter	62,500	(2)	62,500	(2)	—	—

Sandor Capital Master Fund, L.P. (3)	454,219	(4)	454,219	(4)	—	—

Moshe Krikeb	80,000	(5)	80,000	(5)	—	—

Amos Ziv and Ayelet Neuman-Ziv	16,875	(6)	16,875	(6)	—	—

Philip Chu	31,250	(7)	31,250	(7)	—	—

Michael & Sandra Irusalimsky 2000 Trust (8)	62,500	(2)	62,500	(2)	—	—

Yury Dubrovsky	46,875	(9)	46,875	(9)	—	—

London Family Trust (10)	302,685	(11)	302,685	(11)	—	—

Pavel Khromchenko	62,500	(2)	62,500	(2)	—	—

Boris Zaretsky	6,250	(12)	6,250	(12)	—	—

Sergey O. Sablin	125,000	(13)	125,000	(13)	—	—

Koni Tamratzi	9,375	(14)	9,375	(14)	—	—

Andrew S. Corwin	31,250	(7)	31,250	(7)	—	—

Lacuna Hedge Fund, LLP (15)	567,774	(16)	567,774	(16)	—	—

Robert S. Colman Trust UDT 3/13/85 (17)	297,777	(18)	297,777	(18)	—	—

Susan E. Saxton	25,625	(19)	25,625	(19)	—	—

Phyllis Ulreich	35,625	(19)	35,625	(19)	—	—

Chocolate Chip Investments LP (20)	101,007	(21)	101,007	(21)	—	—

Peddle Partners LLP (22)	41,095	(19)	41,095	(19)	—	—

Alfred Gladstone	36,028	(19)	36,028	(19)	—	—

DKR SoundShore Oasis Holding Fund Ltd. (23)	226,879	(13)	226,879	(13)	—	—

Marshall & Ilsley Trust Co., N.A., Custodian Edwin W. Colman Children’s Trust (24)	156,250	(25)	156,250	(25)	—	—

The Robert J. Kammer Living Trust (26)	62,500	(2)	62,500	(2)	—	—

Whalehaven Capital Fund Limited (27)	218,750	(28)	218,750	(28)	—	—

Dacanay Ventures Inc. Defined Benefit Plan (29)	31,250	(7)	31,250	(7)	—	—

George Rucker	15,625	(19)	15,625	(19)	—	—

Kiran Yadalla	15,625	(19)	15,625	(19)	—	—

Gemini Master Fund, Ltd. (30)	454,219	(31)	454,219	(31)	—	—

Pavel Ladonnikov	125,000	(13)	125,000	(13)	—	—

Palladium Capital Advisors, LLC (32)	11,750	(33)	11,750	(33)	—	—

Granite Financial Group, LLC (34)	23,500	(35)	23,500	(35)	—	—

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

Anthony S. Thornley (36)	62,500	(2)	62,500	(2)	—	—

Sugarman Investment L.P. (37)	50,000	(21)	50,000	(21)	—	—

Robert F. Kibble Living Trust Dated 12/28/1990 (38)	31,250	(7)	31,250	(7)	—	—

Scott Frohman	101,879		101,879		—	—

Auracana LLC (39)	25,432		25,432		—	—

Elinor C. Ganz IRA Rollover	25,432		25,432		—	—

Egatniv, LLC (40)	72,904		72,904		—	—

Beverly Pinnas	5,000		5,000		—	—

Lion Brothers, Inc.	5,000		5,000		—	—

Susan Ganz	10,000		10,000		—	—

Michael and Betsy Brauser TBE	2,014		2,014		—	—

WFG Investments, Inc. (41)	24,750	(42)	24,750	(42)	—	—

Alliance Advisors, LLC(43)	100,000		100,000		—	—

CRT Capital Group LLC(44)	93,750	(45)	93,750	(45)	—	—

Vision Advisors, Inc.(46)	100,000		100,000		—	—

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Includes 12,500 shares of common stock issuable upon the exercise of warrants

(3)
John S. Lemak is the manager of Sandor Capital Master Fund, L.P. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. John S. Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer. Sandor Capital Master Fund, L.P. bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings directly or indirectly with any person to distribute the securities.

(4)	Includes 50,000 shares of common stock issuable upon the exercise of warrants.

(5)	Includes 16,000 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 3,375 shares of common stock issuable upon the exercise of warrants.

(7)	Includes 6,250 shares of common stock issuable upon the exercise of warrants.

(8)
Michael Irusalimsky is the trustee of Michael & Sandra Irusalimsky 2000 Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(9)	Includes 9,375 shares of common stock issuable upon the exercise of warrants.

(10)	Robert S. London is the trustee of London Family Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(11)	Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(12)	Includes 1,250 shares of common stock issuable upon the exercise of warrants.

(13)	Includes 25,000 shares of common stock issuable upon the exercise of warrants.

(14)	Includes 1,875 shares of common stock issuable upon the exercise of warrants.

(15)	Rawleigh Ralls is a partner of Lacuna Hedge Fund, LLP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(16)	Includes 62,500 shares of common stock issuable upon the exercise of warrants.

(17)
Robert S. Colman is the trustee of Robert S. Colman Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(18)	Includes 18,750 shares of common stock issuable upon the exercise of warrants.

(19)	Includes 3,125 shares of common stock issuable upon the exercise of warrants.

(20)
Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by Chocolate Chip Investments LP. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(21)	Includes 5,000 shares of common stock issuable upon the exercise of warrants.

(22)
Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by Peddle Partners LLP. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(23)
The investment manager of DKR SoundShore Oasis Holding Fund Ltd. is DKR Oasis Management Company LP. DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR SoundShore Oasis Holding Fund Ltd., including voting any shares held by DKR SoundShore Oasis Holding Fund Ltd. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company LP. Mr. Fischer has ultimate responsibility for investments with respect to DKR SoundShore Oasis Holding Fund Ltd.. Mr. Fischer disclaims beneficial ownership of the shares.

(24)
Robert S. Colman is the trustee of the Marshall & Ilsley Trust Co., N.A Custodian Edwin W. Colman Children’s Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(25)	Includes 31,250 shares of common stock issuable upon the exercise of warrants.

(26)
Robert Kammer is the trustee of the Robert J. Kammer Living Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(27)
Brian Mazzella is the chief financial officer of Whalehaven Capital Fund Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(28)	Includes 43,750 shares of common stock issuable upon the exercise of warrants.

(29)
Rhodel A. Dacanay is the trustee of the Dacanay Ventures Inc. Defined Benefit Plan and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(30)
Steven W. Winters is the manager of the Gemini Master Fund, Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(31)	Includes 50,000 shares of common stock issuable upon the exercise of warrants.

(32)
Joel Padowitz is the chief executive officer of Palladium Capital Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Palladium Capital Advisors, LLC is a registered broker-dealer and served as one of the placement agents in connection with our private offerings in September 2007 and October 2007.

(33)
Includes 3,000 shares of common stock issuable upon exercise of warrants issued to Palladium Capital Advisors, LLC as placement agent fees in connection with the September 2007 and October 2007 private placements, and also includes 7,000 shares of common stock and 1,750 shares of common stock issuable upon exercise of warrants that Palladium Capital Advisors, LLC purchased in the September 2007 and October 2007 private placements on the same terms as other investors. Palladium Capital Advisors, LLC, registered broker-dealer, purchased these securities for its own account in the ordinary course of business without a view towards distribution.

(34)
Daniel J. Schreiber is the president of the Granite Financial Group, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Granite Financial Group, LLC is a registered broker-dealer and served as one of the placement agents in connection with our private offerings in September 2007 and October 2007.

(35)
Includes 6,000 shares of common stock issuable upon exercise of warrants issued to Granite Financial Group, LLC as placement agent fees in connection with the September 2007 and October 2007 private placements, and also includes 14,000 shares of common stock and 3,500 shares of common stock issuable upon exercise of warrants that Granite Financial Group, LLC purchased in the September 2007 and October 2007 private placements on the same terms as other investors. Granite Financial Group, LLC, a registered broker-dealer, purchased these securities for its own account in the ordinary course of business without a view towards distribution.

(36)	Anthony S. Thornley is a member of our board of directors.

(37)
Howard Sugarman is the manager of the Sugarman Investment, L.C. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(38)
Robert F. Kibble is the trustee of the Robert F. Kibble Living Trust Dated 12/28/1990 and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(39)	Glenn Kesner is the manager of Auracana LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(40)
Seth Farbman and Shai Stern are members of Egatniv, LLC and, in such capacity, each may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(41)
Wilson Williams is the president of WFG Investments, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. WFG Investments, Inc. is a registered broker-dealer and served as one of the placement agents in connection with our private offerings in September 2007 and October 2007.

(42)
Represents 24,750 shares of common stock issuable upon exercise of warrants issued to WFG Investments, Inc. as placement agent fees in connection with our September 2007 and October 2007 private placements.

(43)	Allen Sheinwald is a principal of Alliance Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(44)
Charles V. Baltic, III is a managing director of CRT Capital Group LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. CRT Capital Group LLC is a registered broker-dealer. CRT Capital Group LLC acquired our securities in the ordinary course of business, and at the time of the acquisition of the securities to be resold, had no agreements or understandings directly or indirectly with any person to distribute the securities.

(45)	Includes 18,750 shares of common stock issuable upon the exercise of warrants.

(46)
Terry McGovern is a Managing Director of Vision Advisors, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 55,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 5,000,000 are shares of “blank-check” preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Amended and Restated Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, the holders of common stock will be entitled to such cash dividends as may be declared, if any, by the board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Preferred Stock

Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Description of Warrants

We issued five-year warrants to purchase 517,958 shares of our common stock, at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share, to investors at the September 2007 and October 2007 private offerings. In addition, we also issued a three-year warrant to certain placement agents to purchase an aggregate of 33,750 shares of our common stock, at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share, in connection with its efforts as a placement agent in connection with the September 2007 and October 2007 private offerings. We also have outstanding a five-year warrant to purchase 18,750 shares of our common stock, at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share. Prior to exercise, the warrants do not confer upon holders any voting or other rights as a stockholder.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share.

We may redeem all, but not less than all, of the unexercised warrants sold in the September 2007 and October 2007 private offerings, for $0.001 per share of common stock underlying the warrants, upon 10 days prior written notice to the holders; provided that (i) the closing sale price of our common stock on the principal trading market where the common stock is approved for quotation or principal national securities exchange where the common stock is listed exceeds $6.00 per share for 10 consecutive trading days and (ii) there is an effective registration statement covering the resale of the shares of common stock underlying the warrants. Upon redemption of the warrants, the holders will have no further rights with respect to the unexercised warrants, except the right to receive the redemption price.

Registration Rights

September 2007 and October 2007 Private Offering

We have agreed to file, a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission registering for resale the shares of common stock and the shares of common stock issuable upon exercise of the related warrants issued to the investors and the placement agents in the September 2007 and October 2007 private offerings pursuant to the registration rights agreement entered into in connection with the September 2007 and October 2007 private offerings. We are required to use our best efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission no later than 90 days following the initial filing of the registration statement. We have agreed to maintain the effectiveness of the registration statement until the earlier of (i) the date on which all of the registrable shares may be resold by the selling stockholders thereunder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect, (iii) the date that all shares of common stock have been sold or (iii) April 10, 2009.

Convertible Promissory Notes

We granted “piggyback” registration rights to the holders of the convertible promissory notes, whereby we will register for resale the common stock issuable upon conversion of such notes on any registration statement we filed under the Securities Act of 1933, as amended at any time on or before May 25, 2012, (except with respect to registration statements on Forms S-4 or S-8 or another similar form).

Lock-up Agreements

All shares of our common stock held by Transdel Pharmaceuticals Holdings, Inc.’s former stockholders and our current officers, directors and 10% stockholders, are subject to lock-up agreements. These lock-up agreements provide that such stockholders may not, sell or otherwise transfer any shares of our common stock until April 10, 2009.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a stockholder who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Transfer Agent

The transfer agent for our common stock is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111. We will serve as warrant agent for our outstanding warrants.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers who may, in turn, engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders; however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling stockholders and we may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements for the fiscal years ended December 31, 2006 and 2005 included in this prospectus have been audited by KMJ Corbin & Company, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.trans-pharma.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB, our Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 4225 Executive Square, Suite 460, La Jolla, California 92037, Attention: John T. Lomoro, Chief Financial Officer.

TRANSDEL PHARMACEUTICALS, INC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Transdel Pharmaceuticals, Inc. For the period ended September 30, 2007 (Unaudited)

Condensed Consolidated Balance Sheet at September 30, 2007	F-2

Consolidated Statements of Operations for the three months and nine months ended
September 30, 2007 and 2006	F-3

Condensed Consolidated Statements of Stockholders’ Equity for the
nine months ended September 30, 2007	F-4

Condensed Consolidated Statements of Cash Flows for the nine months
ended September 30, 2007	F-5

Notes to Condensed Consolidated Financial Statements	F-6

Financial Statements of Trans-Pharma Corporation (now known as Transdel Pharmaceuticals Holdings, Inc.) for the fiscal years ended December 31, 2006 and 2005 (Audited)

Report of Independent Registered Public Accounting Firm	F-15

Consolidated Balance Sheets at December 31, 2006	F-16

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005	F-17

Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2006 and 2005	F-18

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-21

Notes to Consolidated Financial Statements	F-22

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

September 30,
2007

ASSETS
Current assets:
Cash	$4,298,092
Prepaid consulting fees	661,248
Prepaid expenses and other current assets	49,828
Total assets	$5,009,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$200,880
Accrued expenses and payroll liabilities	42,128
Total liabilities	243,008

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none outstanding	-
Common stock, $0.001 par value; 50,000,000 shares authorized, 13,652,004 shares outstanding	13,652
Additional paid-in capital	10,310,278
Deficit accumulated during the development stage	(5,557,770)
Total stockholders’ equity	4,766,160
Total liabilities and stockholders’ equity	$5,009,168

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		For the Period From July 24, 1998 (Inception) Through September 30,
	2007	2006	2007	2006	2007
Operating expenses:
Selling, general and administrative	$247,891	$67,316	$499,227	$271,748	$2,556,164
Research and development	721,253	37,500	806,300	112,500	1,531,300
Operating loss	969,144	104,816	1,305,527	384,248	4,087,464

Other income (expense):
Interest expense	(1,552,903)	(5,394)	(1,563,504)	(9,920)	(1,575,755)
Interest income	12,983	-	14,352	-	15,535
Gain on forgiveness of liabilities	-	-	89,914	-	89,914

Total other income (expense), net	(1,539,920)	(5,394)	(1,459,238)	(9,920)	(1,470,306)

Net loss	$(2,509,064)	$(110,210)	$(2,764,765)	$(394,168)	$(5,557,770)

Basic and diluted loss per common shares	$(0.29)	$(0.03)	$(0.38)	$(0.11)
Weighted average common shares outstanding	8,745,363	3,754,076	7,204,663	3,523,695

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount

Balance as of January 1, 2007	3,781,250	$3,781	$2,383,219	$(2,793,005)	$(406,005)
Issuance of common stock for cash	3,984,374	3,985	21,515	-	25,500
Exercise of warrants and stock options	39,063	39	211	-	250
Capital contributions	-	-	105,907	-	105,907
Estimated fair value of services contributed by stockholders	-	-	175,000	-	175,000
Forgiveness of notes payable and interest	-	-	241,701	-	241,701
Issuance of restricted stock	195,313	195	(195)	-	-
Net proceeds from private placement offering	1,996,834	1,997	3,733,170	-	3,735,167
Transdel Pharmaceuticals, Inc. upon merger on September 17, 2007	1,849,993	1,850	(1,850)	-	-
Issuance of common stock related to conversion of Senior Convertible notes payable and accrued interest	1,530,177	1,530	1,528,647	-	1,530,177
Beneficial conversion feature upon conversion of Senior Convertible notes	-	-	1,530,177	-	1,530,177
Issuance of common stock and warrants for consulting services	275,000	275	549,725	-	550,000
Stock-based compensation	-	-	43,051	-	43,051
Net loss	-	-	-	(2,764,765)	(2,764,765)
Balance as of September 30, 2007	13,652,004	$13,652	$10,310,278	$(5,557,770)	$4,766,160

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

			For The Period From July 24, 1998 (Inception) Through September 30, 2007
	Nine Months Ended September 30,
	2007	2006

Cash from operating activities:
Net loss	$(2,764,765)	$(394,168)	$(5,557,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Estimated fair value of contributed services	175,000	300,000	2,475,000
Gain on forgiveness of liabilities	(89,914)	-	(89,914)
Amortization of prepaid consulting fees	28,752	-	28,752
Non-cash interest on notes payable	1,563,504	9,920	1,575,755
Stock-based compensation	43,051	-	43,051
Changes in operating assets and liabilities:
Prepaid consulting costs	(140,000)	-	(140,000)
Prepaid expenses and other current assets	(44,132)	3,060	(49,828)
Accounts payable	117,102	38,303	290,794
Accrued expenses and payroll liabilities	42,128	-	42,128

Net cash used in operating activities	(1,069,274)	(42,885)	(1,382,032)

Cash flows from financing activities:
Proceeds from notes payable to stockholders	-	-	226,300
Proceeds from notes payable	1,500,000	-	1,500,000
Capital contributions	105,907	48,600	168,707
Proceeds from purchase of common stock and exercise of warrants and stock options	25,750	2,400	49,950
Proceeds from Private Placement	3,735,167	-	3,735,167

Net cash provided by financing activities	5,366,824	51,000	5,680,124

Net change in cash	4,297,550	8,115	4,298,092

Cash, beginning of period	542	5,204	-

Cash, end of period	$4,298,092	$13,319	$4,298,092

Supplemental disclosure of cash flow information:
Issuance of common stock and warrants to consulting firms for prepaid consulting fees	$550,000	$-	$550,000
Conversion of notes payable and accrued interest into common stock	$1,530,177	$-	$1,530,177
Forgiveness of notes payable and accrued interest to shareholders	$241,701	$-	$241,701

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business Description

Transdel Pharmaceuticals, Inc. (“Transdel” or the “Company”) is a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. The Company's lead topical drug, Ketotransdel TM, utilizes the Company's innovative proprietary Transdel TM cream formulation to facilitate the passage of ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin barrier to reach targeted underlying tissue where the drug exerts its prolonged localized anti-inflammatory and analgesic effect. The Company is also investigating other drug candidates and treatments for transdermal delivery using the TransdelTM platform technology for products in pain management and other therapeutic areas.

Note 2. Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with Form 10-QSB and Item 310(b) of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not contain all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. The consolidated financial statements include the accounts of Transdel and its wholly owned subsidiary, Transdel Pharmaceuticals Holdings, Inc. (formally known as Trans-Pharma Corporation). All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of September 30, 2007, the results of operations for three and nine months ended September 30, 2007 and 2006, and cash flows for the nine months ended September 30, 2007 and 2006 not misleading. The condensed consolidated financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2006 and 2005 contained in Form 8-K filed on September 21, 2007.

Note 3. Merger with Public Company and Reorganization

On September 17, 2007, Transdel entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) by and among Transdel, Transdel Pharmaceuticals Holdings, Inc., a privately held Nevada corporation (“Transdel Holdings”), and Trans-Pharma Acquisition Corp., a newly formed, wholly owned Delaware subsidiary of Transdel (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Transdel Holdings, and Transdel Holdings, as the surviving corporation, became a wholly owned subsidiary of Transdel.

In connection with the merger, 1,849,993 of Transdel common shares remain outstanding and all other outstanding shares of Transdel were cancelled. Also, at the closing of the Merger, each share of Transdel Holdings common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 0.15625 of one share of Transdel’s common stock. An aggregate of 8,000,000 shares of Transdel’s common stock, which includes 195,313 shares of restricted stock which are subject to forfeiture, were issued to the holders of Transdel Holdings’ common stock. As a result of the transaction, the former owners of Transdel Holdings became the controlling stockholders of Transdel. Accordingly, the merger of Transdel Holdings and Transdel is a reverse merger that has been accounted for as a recapitalization of Transdel Holdings.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Merger with Public Company and Reorganization, continued

Effective on September 17, 2007, and for all reporting periods thereafter, Transdel’s operating activities, including any prior comparative period, will include only those of Transdel Holdings. All references to shares and per share amounts in the accompanying condensed consolidated financial statements have been restated to reflect the aforementioned share exchange.

Note 4.    Summary of Significant Accounting Policies

Going Concern. The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses, had negative operating cash flows and has not recognized any revenues since Inception. In addition, the Company had a deficit accumulated during the development stage of $5,557,770 at September 30, 2007. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The Company intends to raise additional financing to fund its operations. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Enterprise. The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Research and Development. Research and development costs are charged to expense when incurred.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash balances at a high-quality institution that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000.

Fair Value of Financial Instruments. The Company has determined the fair value of its financial instruments. The amounts reported for prepaid consulting fees, accounts payable and accrued expenses approximate the fair value because of their short maturities.

Revenue Recognition. The Company will recognize revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition, as amended by SAB No. 104. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or for which services have not been rendered or are subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Summary of Significant Accounting Policies, continued

As of September 30, 2007, the Company had not generated any revenues and the Company does not anticipate that it will generate any revenues until one or more of its drug candidates are approved by the FDA and effective sales and marketing support are in place. The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues at this time.

Stock-Based Compensation. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (‘‘SFAS 123R’’), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R supersedes APB No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the financial statements based upon their fair values. The Company recorded total stock-based compensation of $43,051 and $0 for the nine months ended September 30, 2007 and 2006, respectively, for options and restricted stock granted and vested which is included in operating expenses. The fair value of the unvested stock options and restricted stock grants amounted to approximately $1,232,000 as of September 30, 2007.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of SFAS No. 123, EITF 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company recorded the fair value of the common stock issued for future consulting services as prepaid consulting fees in its condensed consolidated balance sheet (see Note 6).

Basic and Diluted Loss per Common Share. In accordance with SFAS No. 128, Earnings Per Share, and SAB No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Under SFAS No. 128, diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants outstanding during the period.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Summary of Significant Accounting Policies, continued

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents (prior to application of the treasury stock, if converted method) from stock options, warrants and convertible notes were 1,151,708 and 68,664 for the nine months ended September 30, 2007 and 2006, respectively, are excluded from the calculation of diluted net loss per share for all periods presented because the effect is anti-dilutive.

Use of Estimates. The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management are, among others, the valuation of contributed services, stock options, deferred taxes and stock-based compensation issued to non-employees. Actual results could differ from those estimates.

Note 5. Notes Payable

In August 2005, the Company issued seven convertible promissory notes in the aggregate amount of $226,300 to various stockholders (collectively the “Stockholders’ Notes”). The Stockholders’ Notes bore interest at 4% per annum and were to mature on August 25, 2010. In connection with the issuance of the Stockholders’ Notes, the Company granted warrants that were exercisable into an aggregate 35,359 shares of the Company’s common stock. The warrants were determined to have an insignificant fair value.

In May 2007, the holders of the Stockholders’ Notes and related warrants forgave the amounts due and forfeited the related warrants. In connection with the forgiveness, the Company recorded additional paid-in capital of $241,701 equal to the value of the Stockholders’ Notes and related accrued interest. Interest expense on the Stockholders’ Notes was $3,150, $9,920 and $15,401 for the nine months ended September 30, 2007 and 2006 and the period from Inception to September 30, 2007, respectively.

In May and June 2007, the Company issued convertible notes payable to various lenders for an aggregate amount of $1,500,000 (collectively, the “2007 Notes”). Each of the 2007 Notes included interest at 7% per annum and were to mature on December 16, 2007 ("Maturity Date"). However, as a result of the Merger and Private Placement (see Note 6), the entire outstanding principal amount and accrued interest was converted into the Company’s common stock at a conversion price equal to $1.00 per share, which resulted in the issuance of 1,530,177 shares. Also, the Company recorded a debt discount of $1,530,177, which was amortized immediately to interest expense upon the conversion of the 2007 Notes. Excluding the debt discount, interest expense on the 2007 Notes was $30,177 for the nine months ended September 30, 2007 and the period from Inception to September 30, 2007.

Note 6. Common Stock and Capital Contributions

Prior to the Merger, Transdel Holdings issued 25,700,000 shares of its common stock at a price of $0.001 per share for proceeds of $25,700, which includes the issuance of 200,000 shares upon the exercise of a warrant (see below). These shares were exchanged for 4,015,624 shares of the Company's common stock upon the closing of the Merger (see Note 3). Also, prior to the Merger, Transdel Holdings received capital contributions of $105,907 from Transdel Holdings' stockholders and recorded capital contributions of $175,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying statements of operations.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Common Stock and Capital Contributions, continued

Concurrent with the Merger, the Company sold 1,996,834 shares of common stock for gross proceeds of $3,993,667 through a private placement (the “Private Placement”). In addition, the investors received warrants to purchase 499,208 shares of common stock for a period of five years at a cash and cashless exercise price of $4.00 and $5.00 per share, respectively.

In connection with the Private Placement, the Company incurred placement agent fees totaling approximately $157,500 ($258,500 in the aggregate, including other costs) and issued warrants to purchase up to 33,750 shares of common stock for a period of three years at cash and cashless exercise price of $4.00 and $5.00 per share, respectively.

In September 2007, the Company entered into three, one-year consulting agreements with three separate firms to provide services related to investor communications. The terms per one of the agreements, among other items, include monthly payments of $7,500 plus expenses and for another agreement a non-refundable fee of $140,000. Also, in the aggregate, 275,000 shares of common stock were issued in accordance with the terms of the agreements along with a warrant to purchase 18,750 shares of common stock for a period of five years at a cash and cashless exercise price of $4.00 and $5.00, respectively. The fair value of the stock and warrants were valued at $550,000. The estimated costs of the consulting agreements, including the stock, warrants and non-refundable fee will be amortized over the one-year terms. For the three and nine months ended September 30, 2007, the Company amortized $28,752 which is included as part of selling, general and administrative expenses.

Note 7. Stock Option Plans

Transdel Holdings' 2005 Stock Plan provided for grant of options to employees, directors and consultants of Transdel Holdings to purchase Transdel Holdings' shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. As of January 1, 2007, there were options to purchase 100,000 shares of Transdel Holdings' common stock outstanding at an exercise price of $0.001. In August 2007, 50,000 options were exercised for the issuance of Transdel Holdings' common stock for total proceeds of $50. Subsequent to this exercise, the remaining 50,000 options were cancelled. The shares of Transdel Holdings issued in relation to the exercise of the stock option were exchanged for 7,813 shares of the Company's common stock upon the closing of the merger (see Note 3).

On September 17, 2007, the Company’s Board of Directors and stockholders adopted the 2007 Incentive Stock and Awards Plan (the “Plan”), which provides for the issuance of a maximum of an aggregate of 1,500,000 shares of Common Stock. The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into the Company’s development and financial success. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The Plan will be administered by the Company’s Board of Directors until such time as such authority has been delegated to a committee of the board of directors.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Stock Option Plans, continued

Pursuant to the terms of the Private Placement, for one year following the initial closing of the Private Placement the Company may not issue options to purchase shares of common stock at an exercise price below $2.00 per share. In addition, for a period of 18 months following the initial closing of the Private Placement, the Company may not file a registration statement, including, without limitation, a registration statement on Form S-8, covering the resale of any shares of common stock issued pursuant to an employee benefit plan.

A summary of the status of the Plan for the nine months ended September 30, 2007 is as follows:

Options outstanding – Beginning of Period	-
Granted	600,000
Exercised	-
Cancelled	-
Options outstanding – End of Period	600,000
Options exercisable – End of Period	-
Weighted average fair value of the options granted	$1.47
Weighted average remaining contractual life of the outstanding options – End of period	10.0 years
Aggregate intrinsic value – End of Period	$600,000

All of the options granted to the employees and directors were issued at an exercise price of $2.00, the estimated fair market value of the common stock on the date of issuance. The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS 123R. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, which affect the estimated fair values of the Company’s stock-based awards. The expected term of options granted was determined in accordance with the simplified approach as defined by SEC Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has very limited historical data on employee exercises and post-vesting employment termination behavior. The expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies based on the Company’s belief that it currently has limited historical data regarding the volatility of its stock price on which to base a meaningful estimate of expected volatility. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The Company used 0% as an expected dividend yield assumption. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods. Utilizing these assumptions, the fair value is determined at the date of grant.

In accordance with SFAS 123R, the financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. As of September 30, 2007, management estimates that the effect of forfeitures on the financial statements will be insignificant.

As of September 30, 2007, there was approximately $873,000 of total unrecognized compensation expense related to unvested stock-based compensation under the Plan. That expense is expected to be recognized over the weighted-average period of 2.9 years.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Stock Option Plans, continued

Furthermore, in August 2007, Transdel Holdings issued a restricted stock grant to an executive of the Company for 1,250,000 shares of Transdel Holdings' common stock. The restricted stock grant was exchanged for a restricted stock grant of 195,313 shares of the Company's common stock upon closing of the Merger (see Note 3). The restricted stock grant will vest 100% on March 17, 2009 (18 months subsequent to the closing of the Merger). Also, all of these shares are subject to forfeiture in the event that the executive’s employment is terminated for cause or the executive resigns without good reason prior to March 17, 2009. The fair value of the grant was determined to be approximately $391,000 and will be amortized over the period of time prior to the vesting date. As of September 30, 2007, there was approximately $360,000 of total unrecognized compensation expense related to the unvested restricted stock grant.

Note 8.    Stock Warrants

On February 27, 2007, Transdel Holdings granted a warrant to purchase 200,000 shares of its common stock in connection with services rendered. The warrant was determined to have an insignificant fair value. The warrant vested upon grant, had an exercise price of $0.001 per share and expired in February 2012. In April 2007, Transdel Holdings issued 200,000 shares of its common stock for proceeds of $200 upon exercise of the warrant. The shares issued in relation to the exercise of the warrant were exchanged for 31,250 shares of Transdel common stock upon the closing of the merger (see Note 3).

In addition to the warrants issued in conjunction with the Private Placement, the Company issued a warrant to purchase shares of its common stock to a firm in connection with a consulting agreement at an exercise price of $4.00 (or cashless exercise price of $5.00). The expiration of the outstanding warrants occurs through September 2012 at various periods (see Note 6).

A summary of the status of the warrants for the period ended September 30, 2007, is as follows:

	Number of Shares Subject to Warrants Outstanding	Weighted- Average Exercise Price
Warrants outstanding – Beginning of Period	35,359	$0.006
Granted	582,958	3.786
Exercised	(31,250)	0.006
Expired	(35,359)	0.006
Warrants outstanding – End of Period	551,708	$4.000
Weighted average remaining contractual life of the outstanding warrants - End of period	4.78 years

Note 9.  Recent Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (“FASB”):

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN No. 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of FIN No. 48 as of January 1, 2007. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its consolidated financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN No. 48. The cumulative effect, if any, of applying FIN No. 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. The Company did not record a cumulative effect adjustment related to the adoption of FIN No. 48. Tax years since 1992 remain subject to examination by the major tax jurisdictions in which the Company is subject to tax. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Recent Accounting Pronouncements, continued

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt SFAS No. 157 beginning in the first quarter of 2008. The Company is currently evaluating the impact, if any, that adoption of SFAS No. 157 will have on its operating income (loss) or net earnings (loss).

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The adoption of this pronouncement is not expected to have material effect on the Company’s consolidated financial statements.

In June 2007, the FASB ratified a consensus opinion reached on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. The guidance in EITF Issue No. 07-3 requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, the Company would be required to expense the related capitalized advance payments. The consensus in EITF Issue No. 07-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2007 and is to be applied prospectively to new contracts entered into on or after December 15, 2007. Early adoption is not permitted. Retrospective application of EITF Issue No. 07-3 is also not permitted. The Company intends to adopt EITF Issue No. 07-3 effective January 1, 2008. The impact of applying this consensus will depend on the terms of the Company’s future research and development contractual arrangements entered into on or after December 15, 2007.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Commitments and Contingencies

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Note 11.  Subsequent Event

On October 10, 2007, the Company sold an additional 75,000 shares of common stock for gross proceeds of $150,000 related to the Private Placement. In addition, the investors received warrants to purchase 18,750 shares of common stock for a period of five years at a cash and cashless exercise price of $4.00 and $5.00 per share, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Trans-Pharma Corporation

We have audited the accompanying balance sheet of Trans-Pharma Corporation (a development stage company) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period then ended, and the period from July 24, 1998 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans-Pharma Corporation (a development stage company) as of December 31, 2006 and the results of its operations and its cash flows for each of the years in the two-year period then ended, and the period from July 24, 1998 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses, has a deficit accumulated during the development stage and has not recognized any revenue as of December 31, 2006. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result form the outcome of this uncertainty.

KMJ Corbin & Company LLP

Irvine, California
July 27, 2007, except for Note 7, as to which the date is September 11, 2007
p 949 296 9700      f 949 296 9701      2603 Main Street, Suite 600 Irvine CA 92614 kmjpartnerscpa.com
p 760 431 5465      f 760 431 5466      2768 Loker Avenue West Suite 101 Carlsbad CA 92010

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

December 31, 2006
ASSETS
Current assets:
Cash	$542
Prepaid expenses	5,696

$6,238

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$173,692
Accrued interest	12,251
Notes payable to stockholders	226,300

Total current liabilities	412,243

Commitments and contingencies

Stockholders’ deficit:

Common stock, $0.001 par value; 100,000,000 shares authorized, 24,200,000 shares outstanding	24,200
Additional paid-in capital	2,362,800
Deficit accumulated during the development stage	(2,793,005)

Total stockholders’ deficit	(406,005)

$6,238

See report of independent registered public accounting firm and accompanying notes to financial statements

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For The Years Ended December 31,		For The Period From July 24, 1998 (Inception) Through December 31,
	2006	2005	2006
Operating expenses:
Payroll and related	$400,000	$400,000	$2,300,000
Selling, general and administrative	175,180	136,423	481,937

Operating loss	(575,180)	(536,423)	(2,781,937)

Other income (expense):
Interest expense	(9,052)	(3,199)	(12,251)
Interest income	-	-	1,183

Total other expense, net	(9,052)	(3,199)	(11,068)

Net loss	$(584,232)	$(539,622)	$(2,793,005)

Basic and diluted loss per common share	$(0.03)	$(0.05)	$(2,793,005)

Weighted average common shares outstanding	22,967,123	10,549,597

See report of independent registered public accounting firm and accompanying notes to financial statements

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

			Additional	Deficit Accumulated	Total
	Common Stock		Paid-in	During the	Stockholders’
	Shares	Amount	Capital	Development Stage	Deficit
Balance, July 24, 1998 (Inception)	-	$-	$-	$-	$-

Estimated fair value of services contributed by stockholders	-	-	100,000	-	100,000

Net loss	-	-	-	(100,000)	(100,000)

Balance, December 31, 1998	-	-	100,000	(100,000)	-

Estimated fair value of services contributed by stockholders	-	-	200,000	-	200,000

Net loss	-	-	-	(204,000)	(204,000)

Balance, December 31, 1999	-	-	300,000	(304,000)	(4,000)

Issuance of common stock for cash	6,000,000	6,000	-	-	6,000

Estimated fair value of services contributed by stockholders	-	-	200,000	-	200,000

Net loss	-	-	-	(213,092)	(213,092)

Balance, December 31, 2000	6,000,000	6,000	500,000	(517,092)	(11,092)

Estimated fair value of services contributed by stockholders	-	-	200,000	-	200,000

Net loss	-	-	-	(208,420)	(208,420)

Balance, December 31, 2001	6,000,000	6,000	700,000	(725,512)	(19,512)

Continued…

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT - CONTINUED

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

			Additional	Deficit Accumulated	Total
	Common Stock		Paid-in	During the	Stockholders’
	Shares	Amount	Capital	Development Stage	Deficit
Estimated fair value of services contributed by stockholders	-	-	200,000	-	200,000

Net loss	-	-	-	(228,217)	(228,217)

Balance, December 31, 2002	6,000,000	6,000	900,000	(953,729)	(47,729)

Estimated fair value of services contributed by stockholders	-	-	200,000	-	200,000

Net loss	-	-	-	(207,196)	(207,196)

Balance, December 31, 2003	6,000,000	6,000	1,100,000	(1,160,925)	(54,925)

Estimated fair value of services contributed by stockholders	-	-	400,000	-	400,000

Net loss	-	-	-	(508,226)	(508,226)

Balance, December 31, 2004	6,000,000	6,000	1,500,000	(1,669,151)	(163,151)

Capital contributions	-	-	14,200	-	14,200

Issuance of common stock for cash	15,700,000	15,700	-	-	15,700

Exercise of stock options	100,000	100	-	-	100

Estimated fair value of services contributed by stockholders	-	-	400,000	-	400,000

Net loss	-	-	-	(539,622)	(539,622)

Balance, December 31, 2005	21,800,000	21,800	1,914,200	(2,208,773)	(272,773)

Continued…

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT - CONTINUED

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

			Additional	Deficit Accumulated	Total
	Common Stock		Paid-in	During the	Stockholders’
	Shares	Amount	Capital	Development Stage	Deficit
Capital contributions	-	-	48,600	-	48,600

Exercise of stock options	2,400,000	2,400	-	-	2,400

Estimated fair value of services contributed by stockholders	-	-	400,000	-	400,000

Net loss	-	-	-	(584,232)	(584,232)

Balance, December 31, 2006	24,200,000	$24,200	$2,362,800	$(2,793,005)	$(406,005)

See report of independent registered public accounting firm and accompanying notes to financial statements

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,		For The Period From July 24, 1998 (Inception) Through December 31,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(584,232)	$(539,622)	$(2,793,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Estimated fair value of contributed services	400,000	400,000	2,300,000
Changes in operating assets and liabilities:
Prepaid expenses	(1,998)	981	(5,696)
Accounts payable	121,516	46,650	173,692
Accrued interest	9,052	3,199	12,251

Net cash used in operating activities	(55,662)	(88,792)	(312,758)

Cash flows from financing activities:
Proceeds from notes payable to stockholders	-	30,000	226,300
Capital contributions	48,600	14,200	62,800
Proceeds from purchase of common stock	-	15,700	21,700
Proceeds from exercise of stock options	2,400	100	2,500

Net cash provided by financing activities	51,000	60,000	313,300

Net change in cash	(4,662)	(28,792)	542

Cash, beginning of period	5,204	33,996	-

Cash, end of period	$542	$5,204	$542

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-

Non-cash financing activity:
Conversion of advances to notes payable to stockholders	$-	$196,300

See report of independent registered public accounting firm and accompanying notes to financial statements

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Organization and Nature of Operations

Trans-Pharma Corporation (the “Company”) was formed as a C Corporation under the laws of the State of Nevada on July 24, 1998 (“Inception”). The Company is based in San Diego, California.

The Company is in the pharmaceutical industry and holds a U.S. patent that covers the Transdel™ technology for transdermal drug delivery. The patent was contributed by the founders upon formation of the Company. The Company’s lead topical drug candidate, Ketotransdel™, utilizes the proprietary Transdel™ cream formulation to facilitate the passage of ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the epidermis and into underlying tissues. Ketotransdel™ provides an alternative to oral administration of cyclooxygenase-2 selective NSAIDs (“COX-2 inhibitors”) and non-selective NSAIDs, which when administered orally are associated with increased risk of adverse cardiovascular events, gastrointestinal and other adverse complications. The Company has successfully completed a clinical trial for acute soft-tissue pain and soreness with Ketotransdel™. The Company presently intends to conduct additional clinical studies and pharmacological and toxicological studies of Ketotransdel™. The Company plans to obtain approval from the Food and Drug Administration (“FDA”) in order to market and distribute this product.

At present, all of the clinical, manufacturing and pharmacological and toxicological work will be managed by third party contractors and consultants. The Company will be exploring marketing or distribution arrangements or corporate partner arrangements to market and distribute its products. The Company is evaluating whether it is feasible to continue outsourcing significant business functions such as clinical trials, manufacturing and sales and marketing or if building its own infrastructure to carry out these functions is necessary or desirable. The Company has not generated any revenues and the Company does not anticipate that it will generate any revenues until one or more of its drug candidates are approved by the FDA and effective sales and marketing support is in place. The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues, if at all.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred recurring operating losses, had negative operating cash flows of $55,662 and $88,792 in 2006 and 2005, respectively, and has not recognized any revenue since Inception. In addition, the Company had a deficit accumulated during the development stage of $2,793,005 and negative working capital of $406,005 at December 31, 2006. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The Company intends to raise additional financing to fund its operations. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

Subsequent to December 31, 2006, the Company sold 25,700,000 shares of common stock for proceeds of $25,700 and issued convertible notes to various lenders for an aggregate of $1,500,000 (see Note 7).

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Development Stage Enterprise

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management are, among others, the valuation of contributed services, stock options, warrants and deferred taxes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. The Company maintains its cash balances at high-quality institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At times, the Company’s cash balances may exceed the amount insured by the FDIC. At December 31, 2006, the Company had no cash balances which exceeded the insured limit.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value of Financial Instruments

The fair values of the Company’s cash, accounts payable and accrued expenses approximate carrying values due to their short maturities. The Company cannot determine the estimated fair value of notes payable to stockholders as the transactions originated with related parties and instruments similar to the notes payable could not be located.

Revenue Recognition

The Company will recognize revenues in accordance to the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition, as amended by SAB No. 104. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or for which services have not been rendered or are subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

As of December 31, 2006, the Company had not generated any revenues and the Company does not anticipate that it will generate any revenues until one or more of its drug candidates are approved by the FDA and effective sales and marketing support are in place. The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues at this time.

Income Taxes

The Company determines its income taxes under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability, are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Basic and Diluted Loss per Common Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted net loss per share reflects the potential dilution to basic loss per share that could occur upon conversion or exercise of securities, options or other such items to common shares using the treasury stock method, based upon the weighted average fair value of the Company’s common shares during the period.  During the years ended December 31, 2006 and 2005, the Company did not have any potentially dilutive securities and no common stock equivalents were considered in the calculation of the weighted average number of shares outstanding because they would be anti-dilutive.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), Share-Based Payment, to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. There would have been no effect to the Company’s net loss had it been accounting for its stock based compensation under SFAS No. 123 during 2005.

SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's statement of operations, reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company adopted SFAS No. 123(R) in 2006. As a result of the adoption, the Company did not record any fair value-based compensation expense for options granted or vested during 2006.

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, stock-based compensation expense would be recognized in the Company's statements of operations for option grants to employees below the fair market value of the underlying stock at the date of grant.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

SFAS No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2006.

Prior to the adoption of SFAS No. 123(R), those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

Description of 2005 Stock Plan

The Company's stock option plan provides for grant of options to employees and directors of the Company to purchase the Company's shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. The options generally vest upon grant date and have a ten-year term. As of December 31, 2006, the Company is authorized to issue up to 5,000,000 shares under this plan and has approximately 2,400,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of publicly filing companies who are comparable to the Company and in a similar line of business. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted during 2006 and 2005 was estimated using the following weighted-average assumptions:

	2006	2005
Stock options:
Expected term (in years)	10.0	10.0
Expected volatility	85%	85%
Risk-free interest rate	5.23%	4.50%
Dividend yield	-	-

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

A summary of option activity as of December 31, 2006 and changes during each of the two years then ended, is presented below:

	December 31, 2006
		Weighted-Average
	Shares	Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding and exercisable at January 1, 2005	-	$-
Options granted	350,000	0.001
Options forfeited	-	-
Options exercised	(100,000)	0.001
Options outstanding and exercisable at December 31, 2005	250,000	0.001
Options granted	2,250,000	0.001
Options forfeited	-	-
Options exercised	(2,400,000)	0.001
Options outstanding and exercisable at December 31, 2006	100,000	$0.001	8.6	$-

The weighted-average grant date fair value of options granted during 2006 and 2005 was $0.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2006, there was $0 of total unrecognized compensation cost related to employee and director stock option compensation arrangements.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of FIN 48 as of January 1, 2007. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. The cumulative effect, if any, of applying FIN 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. The Company did not record a cumulative effect adjustment related to the adoption of FIN 48. Tax years since 1998 remain subject to examination by the major tax jurisdictions in which the Company is subject to tax. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt SFAS No. 157 beginning in the first quarter of 2008. The Company is currently evaluating the impact, if any, that adoption of SFAS No. 157 will have on its operating income (loss) or net income (loss).

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. The adoption of this pronouncement is not expected to have material effect on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including the Emerging Issues Task Force) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 —NOTES PAYABLE TO STOCKHOLDERS

In August 2005, the Company issued seven convertible promissory notes in the aggregate amount of $226,300 to various stockholders. The convertible notes bore interest at 4% per annum and were to mature on August 25, 2010 (the “Maturity Date”). If prior to the Maturity Date, the Company sells shares of its common stock for aggregate gross proceeds of not less than $1,000,000 ("Financing"), the Company shall cause the entire outstanding principal amount and accrued interest to convert into common stock at a conversion price equal to the per share offering price of the common stock sold in the Financing.

In connection with the issuance of the notes payable to stockholders, the Company granted warrants that are exercisable into an aggregate of 226,300 shares of the Company’s common stock. The warrants were determined to have an insignificant fair value (see Note 5).

Interest expense on these notes was $9,052, $3,199, and $12,251 for the years ended December 31, 2006 and 2005 and the period from Inception to December 31, 2006, respectively.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 3 —NOTES PAYABLE TO STOCKHOLDERS, continued

Subsequent to December 31, 2006, the notes payable with interest were forgiven and the related warrants to stockholders were forfeited (see Note 7).

NOTE 4 — INCOME TAXES

At December 31, 2006, the Company has available for federal and state income tax purposes a net operating loss carryforwards of approximately $495,000, expiring through the year 2025, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.  The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $20,000 and $15,000 during the years ended December 31, 2006 and 2005 respectively.

Components of deferred tax assets as of December 31, 2006 are as follows:

Non-current:
Net operating loss carry forward	$195,000

Valuation allowance	(195,000)
Net deferred asset	$-

NOTE 5 — STOCKHOLDER S’ DEFICIT

Common Stock and Capital Contributions

During the year ended December 31, 2006, the Company completed the following transactions:

-	Issued 2,400,000 shares of common stock under stock options at a strike price of $0.001 per share for proceeds of $2,400.

-	Received additional capital contributions of $48,600 made by the Company’s stockholders.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 5 — STOCKHOLDER S’ DEFICIT, continued

-
Recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded as payroll and related in the accompanying statements of operations.

During the year ended December 31, 2005, the Company completed the following transactions:

-	Sold 15,700,000 shares of common stock at a price of $0.001 per share for proceeds of $15,700.

-	Issued 100,000 shares of common stock under stock options at a strike price of $0.001 per share for proceeds of $100.

-	Received additional capital contributions of $14,200 from the Company’s stockholders.

-
Recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded as payroll and related in the accompanying statements of operations.

During the year ended December 31, 2004, the Company completed the following transactions:

-	Recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

During the year ended December 31, 2003, the Company completed the following transactions:

-	Recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

During the year ended December 31, 2002, the Company completed the following transactions:

-	Recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

During the year ended December 31, 2001, the Company completed the following transactions:

-	Recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 5 — STOCKHOLDER S’ DEFICIT, continued

During the year ended December 31, 2000, the Company completed the following transactions:

-	Sold 6,000,000 shares of common stock at a price of $0.001 per share for proceeds of $6,000.

-	Recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

During the year ended December 31, 1999, the Company completed the following transactions:

-	Recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

During the period ended December 31, 1998, the Company completed the following transactions:

-	Recorded capital contributions of $100,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders.

Warrants

In connection with the convertible notes payable issued in August 2005 (see Note 3), the Company granted warrants to purchase 226,300 shares of common stock. The warrants vested upon grant, have a weighted-average exercise price of $0.001 per share, and expire in August 2010. The weighted-average grant date fair value of warrants granted during 2005 was $0.

The following summarizes the warrant activity during 2006 and 2005:

	Total Shares	Weighted- Average Exercise Price
Outstanding—December 31, 2004	—	—
Granted	226,300	$0.001
Exercised	—	—
Canceled	—	—
Outstanding—December 31, 2005	226,300	$0.001
Granted	—	—
Exercised	—	—
Canceled	—	—
Outstanding—December 31, 2006	226,300	$0.001

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 5 — STOCKHOLDER S’ DEFICIT, continued

The fair value of warrants granted was estimated using the following weighted-average assumptions:

2005
Expected term (in years)	5.0
Expected volatility	85%
Risk-free interest rate	4.50%
Dividend yield	-

Subsequent to December 31, 2006, all warrants were cancelled (see Note 7).

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Nevada. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

NOTE 7 - SUBSEQUENT EVENTS

In May 2007, the holders of the convertible notes payables and warrant agreements entered into on August 25, 2005 forgave the amounts due and forfeited the related warrants (see Note 3). In connection with the forgiveness, the Company will record additional paid in capital of approximately $241,000.

On May 24, 2007, the Company entered into a mutual release agreement with a vendor, settling a balance of $170,914. In accordance with the mutual release agreement, the Company paid $81,000 and recognized a gain of $89,914

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 7 - SUBSEQUENT EVENTS, continued

The Company issued 25,700,000 shares of common stock for cash at a price of $0.001 per share for proceeds of $25,700, which includes the issuance of 200,000 shares upon the exercise of warrants for $200 of proceeds (see below), and received capital contributions in the aggregate amount of approximately $106,000 subsequent to December 31, 2006.

Recorded capital contributions of $175,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded as payroll and related in the accompanying statements of operations.

On February 27, 2007, the Company granted a warrant to purchase 200,000 shares of common stock in connection with services rendered. The warrant vested upon grant, had an exercise price of $0.001 per share, and expired in February 2012. In April 2007, the warrant was exercised.

In May and June 2007, the Company issued convertible notes payable to various lenders for an aggregate amount of $1,500,000 (collectively, the “2007 Notes”). Each of the 2007 Notes bears interest at 7% per annum and matures on December 16, 2007 ("Maturity Date"). If prior to the Maturity Date, the Company merges with another company ("Pubco") that has a security approved for quotation on the OTC Bulletin Board ("Pubco Merger") or other trading market and Pubco simultaneously sells shares of its common stock for aggregate gross proceeds of not less than $2,500,000 ("Pubco Financing"), the Company shall cause the entire outstanding principal amount and accrued interest to convert into Pubco common stock at a conversion price equal to one-half of the per share offering price of the Pubco common stock sold in Pubco Financing. In the event of a Pubco Merger and Pubco Financing, the Company would record a debt discount of $1,500,000, which would be amortized immediately to interest expense upon the conversion of the 2007 Notes. If a Pubco Merger has not occurred by the Maturity Date, then at the option of the lender, each of the 2007 Notes shall convert into a pro rata portion of such number of shares of the Company's common stock that represents 15% of the Company's outstanding common stock on the Maturity Date. The 2007 Notes are not convertible until the earlier of the Pubco Merger and Pubco Financing or the Maturity Date.

The Company entered into a lab agreement with DPT Laboratories (“DPT”) during May 2007 to produce the product Ketopfofen Cream. The agreement required the Company to pay DPT $50,000 upon signature, $150,000 after two weeks of the project start date, and $100,000 after fourteen weeks of the project start date. In May and July 2007, the Company paid and expensed, in the aggregate, $200,000 related to this agreement.

In July 2007, the Company commenced a private offering (the “Offering”) for a minimum of 30 units and a maximum of 50 units of a to be identified publicly-traded company (“Pubco”) that would acquire all of the capital stock and business of the Company. Each unit is comprised of 50,000 shares of Pubco’s common stock and a detachable redeemable warrant to purchase 12,500 shares of Pubco’s common stock with a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share, for a per unit purchase of $100,000.

TRANS-PHARMA CORPORATION
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Years Ended December 31, 2006 and 2005 and
For The Period From July 24, 1998 (Inception) Through December 31, 2006

NOTE 7 - SUBSEQUENT EVENTS, continued

Immediately prior to the initial closing of the Offering by Pubco, a wholly-owned subsidiary of Pubco will be merged with the Company in a transaction, intended to be tax-free, commonly referred to as a reverse merger. As a result, the Company will become a wholly-owned subsidiary of Pubco and all of the outstanding common stock of the Company will be converted into stock of Pubco. Immediately after the merger, the officers and directors of Pubco will resign and the management of the Company will control such positions; therefore, effecting a change of control. As a result, the transaction will be recorded as a reverse merger whereby the Company will be considered to be the accounting acquirer as it will retain control of Pubco after the merger.

Effective August 21, 2007, the Company issued 50,000 shares of common stock in connection with the exercise of stock options at a price of $0.001 per share for proceeds of $50. Also, 50,000 stock options previously held were forfeited.

On August 22, 2007, the Company awarded and the Board of Directors approved issuing 1,250,000 shares of restricted stock to an officer of the Company. The restricted stock will 100% vest eighteen months following the consummation of a merger of the Company with a publicly traded company or a subsidiary of a publicly traded company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 25.  Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$352.27
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	45,000.00
Miscellaneous Fees and Expenses	4,647.73
Total	$60,000.00

Item 26.  Recent Sales of Unregistered Securities.

On September 17, 2007, we issued 1,530,177 shares of our common stock to 14 investors upon conversion of promissory notes in the aggregate principal and accrued interest amount of $1,530,177. The issuance of these shares was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Each of the 14 investors is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

On September 17, 2007, we issued an aggregate of 275,000 shares of our common stock and a five-year redeemable warrant to purchase 18,750 shares of our common stock to three firms as compensation for investor relations services. The issuance of these shares was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Each firm is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

On September 17, 2007, in connection with the September 2007 private offering, we accepted subscriptions for $3,993,667 or 39.9 units, with each unit consisting of 50,000 shares of common stock and a five-year redeemable warrant to purchase 12,500 shares of common stock at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share. Each unit was sold for $100,000 and we accepted subscriptions for partial units. In total, on September 17, 2007, we issued 1,996,834 shares of common stock and warrants to purchase up to 499,208 shares of common stock. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

On September 17, 2007, we issued three-year redeemable warrants to purchase an aggregate of 33,750 shares of our common stock at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share to three placements agents in connection with the September 2007 private offering. The issuance of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Each placement agent is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

On October 10, 2007, we accepted additional subscriptions for $150,000 or 1.5 units, resulting in the issuance of 75,000 shares of our common stock and five-year redeemable warrants to purchase up to 18,750 shares of common stock at an initial cash exercise price of $4.00 per share and an initial cashless exercise price of $5.00 per share. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

Item 27.  Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of September 17, 2007, by and among Transdel Pharmaceuticals, Inc., Transdel Pharmaceuticals Holdings, Inc. and Trans-Pharma Acquisition Corp. Incorporation (incorporated herein by reference to Exhibit 2.1 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007).

3.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commissions September 13, 2007)
5.1*	Opinion of Haynes and Boone, LLP
10.1
Form of September 2007 and October 2007 Private Offering Subscription Agreement (incorporated herein by reference to Exhibit 10.1 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.2
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.3
Registration Rights Agreement dated October 10, 2007, by and between Transdel Pharmaceuticals, Inc. and each of the investors signatory thereto (incorporated herein by reference to Exhibit 10.3 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.5
Placement Agent Agreement, dated September 17, 2007, between Transdel Pharmaceuticals Holdings, Inc. and Granite Financial Group, LLC (incorporated herein by reference to Exhibit 10.5 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.6
Placement Agent Agreement, dated September 17, 2007, between Transdel Pharmaceuticals Holdings, Inc. and WFG Investments, Inc. (incorporated herein by reference to Exhibit 10.6 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.7
Placement Agent Agreement, dated September 17, 2007, by and between Transdel Pharmaceuticals Holdings, Inc. and Palladium Capital Advisors, LLC (incorporated herein by reference to Exhibit 10.7 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.8
Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.9
Assignment of Employment Agreement, dated September 17, by and among Transdel Pharmaceuticals Holdings, Inc., Transdel Pharmaceuticals, Inc. and Juliet Singh, Ph.D. (incorporated herein by reference to Exhibit 10.9 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.10
Employment Agreement, dated June 27, 2007, by and between Transdel Pharmaceuticals Holdings, Inc. and Juliet Singh, Ph.D. (incorporated herein by reference to Exhibit 10.10 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.11
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Exhibit 10.11 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.12
Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.12 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.13
Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.13 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.14*	Stock Purchase Agreement, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Rolf Harms
10.15*
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Bywater Resources Holdings Inc.

10.16
Form of Lock-Up Agreement (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.17**#	Research and Development Services Agreement, dated October 11, 2007, by and between DPT Laboratories, Ltd. And Transdel Pharmaceuticals Holdings, Inc.
10.18*#	Project Scope Document, effective May 30, 2007, by and between DPT Laboratories, Ltd. and Transdel Pharmaceuticals Holdings, Inc.
14**	Amended and Restated Code of Ethics and Business Conduct
21**	List of Subsidiaries
23.1*	Consent of KMJ Corbin & Company
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on Signature Page)

* filed herewith
** previously filed
# We have requested confidential treatment with respect to the referenced exhibit

Item 28.  Undertakings.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

2. For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Securities Act of 1933, as amended and is, therefore, unenforceable.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of La Jolla, State of California on December 26, 2007.

TRANSDEL PHARMACEUTICALS, INC.

By:	/s/ Juliet Singh, Ph.D.
Name: Juliet Singh, Ph.D.
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
December 26, 2007
/s/ Juliet Singh, Ph.D.
Juliet Singh, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John T. Lomoro		December 26, 2007
John T. Lomoro	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ *		December 26, 2007
Jeffrey J. Abrams, M.D.	Director

/s/ *		December 26, 2007
Anthony S. Thornley	Director

* Signed by Juliet Singh, Ph.D. as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of September 17, 2007, by and among Transdel Pharmaceuticals, Inc., Transdel Pharmaceuticals Holdings, Inc. and Trans-Pharma Acquisition Corp. Incorporation (incorporated herein by reference to Exhibit 2.1 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007).

3.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commissions September 13, 2007)
5.1*	Opinion of Haynes and Boone, LLP
10.1
Form of September 2007 and October 2007 Private Offering Subscription Agreement (incorporated herein by reference to Exhibit 10.1 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.2
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.3
Registration Rights Agreement dated October 10, 2007, by and between Transdel Pharmaceuticals, Inc. and each of the investors signatory thereto (incorporated herein by reference to Exhibit 10.3 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.5
Placement Agent Agreement, dated September 17, 2007, between Transdel Pharmaceuticals Holdings, Inc. and Granite Financial Group, LLC (incorporated herein by reference to Exhibit 10.5 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.6
Placement Agent Agreement, dated September 17, 2007, between Transdel Pharmaceuticals Holdings, Inc. and WFG Investments, Inc. (incorporated herein by reference to Exhibit 10.6 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.7
Placement Agent Agreement, dated September 17, 2007, by and between Transdel Pharmaceuticals Holdings, Inc. and Palladium Capital Advisors, LLC (incorporated herein by reference to Exhibit 10.7 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.8
Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.9
Assignment of Employment Agreement, dated September 17, by and among Transdel Pharmaceuticals Holdings, Inc., Transdel Pharmaceuticals, Inc. and Juliet Singh, Ph.D. (incorporated herein by reference to Exhibit 10.9 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.10
Employment Agreement, dated June 27, 2007, by and between Transdel Pharmaceuticals Holdings, Inc. and Juliet Singh, Ph.D. (incorporated herein by reference to Exhibit 10.10 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.11
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Exhibit 10.11 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.12
Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.12 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.13
Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.13 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.14**	Stock Purchase Agreement, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Rolf Harms
10.15**
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Bywater Resources Holdings Inc.

10.16
Form of Lock-Up Agreement (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.17**#	Research and Development Services Agreement, dated October 11, 2007, by and between DPT Laboratories, Ltd. And Transdel Pharmaceuticals Holdings, Inc.
10.18*#	Project Scope Document, effective May 30, 2007, by and between DPT Laboratories, Ltd. and Transdel Pharmaceuticals Holdings, Inc.
14**	Amended and Restated Code of Ethics and Business Conduct
21**	List of Subsidiaries
23.1*	Consent of KMJ Corbin & Company
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on Signature Page)

* filed herewith
** previously filed
# We have requested confidential treatment with respect to the referenced exhibit.